Exhibit 99.1

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED (CRISTAL)

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS REPORT FOR THE YEAR ENDED
31 DECEMBER 2018

The National Titanium Dioxide Company Limited (Cristal)
TABLE OF CONTENTS
FOR THE YEAR ENDED 31 DECEMBER 2018

Independent Auditors Report	1 - 2

Consolidated Financial Statements

Consolidated Statement of Financial Position	3

Consolidated Statement of Profit or Loss and Comprehensive Profit or Loss	4

Consolidated Statement of Cash Flows	5

Consolidated Statement of Changes in Equity	6

Notes to the Consolidated Financial Statements	7 - 66

P.O. Box 8736, Riyadh 11492 Tel: +966 11 278 0608 Fax: +966 11 278 2883

Independent Auditor’s Report

Board of Directors
The National Titanium Dioxide Company Limited
Jeddah, Kingdom of Saudi Arabia

We have audited the accompanying consolidated financial statements of National Titanium Dioxide Company Limited and its subsidiaries (“Cristal”), which comprise the consolidated statements of financial position as of December 31, 2018 and 2017, the consolidated statements of profit or loss and comprehensive profit or loss, the consolidated statements of cash flow and consolidated statements of changes in equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Titanium Dioxide Company Limited and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

For Dr. Mohamed Al-Amri & Co
/s/ Gihad Al-Amri
Certified Public Accountant
Registration No. 362

Jeddah, on 28th February 2019

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS AT 31 DECEMBER 2018

	Note	31 Dec 18	31 Dec 17
ASSETS		SR '000	SR '000
CURRENT ASSETS
Cash and cash equivalents		488,777	429,875
Accounts receivable and prepayments	6	1,612,667	2,016,121
Inventories	7	2,650,869	2,271,530
Due from related parties	8	62,315	228,799

TOTAL CURRENT ASSETS		4,814,628	4,946,325

NON-CURRENT ASSETS
Property, plant and equipment	9	5,975,612	6,272,587
Investments accounted for using the equity method	10	511,855	514,298
Investments at fair value through other comprehensive income	11	7,672	7,298
Goodwill	12	638,315	662,161
Other intangible assets	13	234,645	290,169
Due from related parties	8	427,602	775,091
Deferred income tax assets	14	220,174	287,107
Exploration and evaluation costs	15	297,389	374,685
Other assets	16	151,668	117,684

TOTAL NON-CURRENT ASSETS		8,464,932	9,301,080

TOTAL ASSETS		13,279,560	14,247,405

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accruals	17	1,241,659	1,521,087
Provisions	18	151,483	169,555
Employee benefits	19	3,307	2,651
Short term loans	20	5,029	17,440
Due to related parties	8	163,937	373,252
Current portion of long term loans	21	50	80,618

TOTAL CURRENT LIABILITIES		1,565,465	2,164,603

NON-CURRENT LIABILITIES
Long term loans	21	5,696,700	6,720,791
Employee benefits	19	334,934	255,943
Due to related parties	8	1,576,116	1,244,820
Deferred income tax liabilities	14	223,030	271,094
Provisions	18	392,485	404,432
Other liabilities	22	41,142	54,457

TOTAL NON-CURRENT LIABILITIES		8,264,407	8,951,537

TOTAL LIABILITIES		9,829,872	11,116,140

EQUITY
Equity attributable to the shareholders' of the parent company
Capital	23	2,362,500	2,362,500
Statutory reserve	24	613,576	539,101
Capital contribution	25	305,320	305,320
Retained earnings		215,585	(457,261)
Other reserves		(169,039)	249,795

Total equity attributable to the shareholders' of the parent company		3,327,942	2,999,455
NON-CONTROLLING INTEREST	26	121,746	131,810

TOTAL SHAREHOLDERS’ EQUITY		3,449,688	3,131,265

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		13,279,560	14,247,405

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND COMPREHENSIVE PROFIT OR LOSS
FOR THE YEAR ENDED 31 DECEMBER 2018

	Note	2018	2017
		SR '000	SR '000

Sales	30	8,373,944	8,035,598
Cost of sales		(5,743,340)	(6,107,905)

GROSS PROFIT / (LOSS)		2,630,604	1,927,693

EXPENSES
Selling and distribution		(452,512)	(442,411)
General and administration		(608,138)	(692,466)
Impairment of assets	33	(230)	(114,987)

		(1,060,880)	(1,249,864)

PROFIT / (LOSS) FROM OPERATIONS		1,569,724	677,829

Other income / (expenses), net	32	(13,616)	33,396
Financial charges		(373,905)	(365,048)
Share of the profit / (loss) of associate accounted for using the equity method	10	(152,443)	(94,306)

PROFIT / (LOSS) BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTEREST		1,029,760	251,871

Zakat and income tax	14	(252,958)	94,746

NET PROFIT / (LOSS) BEFORE NON-CONTROLLING INTEREST		776,802	346,617

(Income) / loss attributable to non-controlling interest	26	(32,050)	(27,630)

NET PROFIT / (LOSS) FOR THE YEAR		744,752	318,987

OTHER COMPREHENSIVE INCOME

NET PROFIT / (LOSS) FOR THE YEAR AFTER ZAKAT AND INCOME TAX		776,802	346,617

Items to be classified to profit or loss in subsequent periods
Foreign currency translation		(377,662)	333,300
Cash flow hedges		3	1

Net other comprehensive income / (loss) to be reclassified to profit or loss in subsequent periods		(377,659)	333,301

Items not to be classified to profit or loss in subsequent periods
Re-measurement of defined benefit plan		(40,034)	45,778
Changes in the fair value of equity investments through other comprehensive income		1,428	(880)

Net other comprehensive income / (loss) not to be reclassified to profit or loss in subsequent periods		(38,606)	44,898

TOTAL COMPREHENSIVE INCOME / (LOSS) FOR THE YEAR		360,537	724,816

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 31 DECEMBER 2018

	2018	2017
	SR '000	SR '000
OPERATING ACTIVITIES
Profit / (loss) before zakat and income tax and non-controlling interest	1,029,760	251,871
Adjustments for:
Depreciation	604,398	600,451
Amortisation	32,846	34,052
Asset impairment	230	114,987
Impairment loss recognised on exploration and evaluation	443	-
Deferred income tax	(234,089)	52,004
Loss on disposal of assets	32,290	27,404
Employees' terminal benefits, net	79,647	(12,598)

	1,545,525	1,068,171
Changes in operating assets and liabilities:
Accounts receivable and prepayments	403,454	(495,037)
Inventories	(379,339)	(33,899)
Accounts payable and accruals	(279,428)	(132,813)
Due to related parties	(483,864)	149,287
Due from related parties	509,415	(104,291)
Other assets and liabilities	75,154	46,750

Net cash provided by / (used in) operating activities	1,390,917	498,168

INVESTING ACTIVITIES
Purchase of property, plant and equipment	(589,125)	(479,857)
Investments	-	(4,286)
Other intangible assets	(992)	(560)
Exploration and evaluation	(12,713)	(14,889)
Foreign currency translation	240,419	(261,527)

Net cash provided by / (used in) investing activities	(362,411)	(761,119)

FINANCING ACTIVITIES
Net movement in short term loans	(12,411)	(45,777)
Capital contributions from shareholders	-	65,916
Borrowings of subordinated loans from shareholders	-	238,275
Foreign currency movement in non-controlling interest	(20,722)	(5,144)
Net movement in long term loans	(498,814)	(375,276)
Distributions to non-controlling interest	(21,392)	-

Net cash provided by / (used in) financing activities	(553,339)	(122,006)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	475,167	(384,957)
Cash and cash equivalent at the beginning of the period	429,875	436,633
Foreign currency translation adjustments and other reserves movements	(416,265)	378,199

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	488,777	429,875

MAJOR NON-CASH TRANSACTIONS

Transfer of AMIC shareholder interest free loan to capital contribution	150,000	-
Transfer of power project assets under construction to AMIC	145,442	-
Transfer of novated SIDF Bridge Facility to AMIC	605,845	-

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED 31 DECEMBER 2018

	Available to owners of the parent
					Other reserves

	Capital	Statutory reserve	Capital contribution	Retained earnings	Foreign currency translation reserve	Cash flow hedging reserve and OCI on marketable securities	Employee benefits reserve	Total	Non-controlling interest	Total

	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000

Balance as at 1 January 2017	2,362,500	507,202	239,404	(744,349)	(119,162)	4,376	(13,618)	(128,404)	109,324	2,345,677
Net profit / (loss) for the period	-	-	-	318,987	-	-	-	-	27,630	346,617
Net movement during the period	-	-	65,916	-	-	-	-	-	(5,144)	60,772
Transfer to statutory reserve (note 24)	-	31,899	-	(31,899)	-	-	-	-	-	-
Other comprehensive income	-	-	-	-	333,300	(879)	45,778	378,199	-	378,199

Balance as at 31 December 2017	2,362,500	539,101	305,320	(457,261)	214,138	3,497	32,160	249,795	131,810	3,131,265

Balance as at 1 January 2018	2,362,500	539,101	305,320	(457,261)	214,138	3,497	32,160	249,795	131,810	3,131,265
Net profit / (loss) for the period	-	-	-	744,752	-	-	-	-	32,050	776,802
Net movement during the period	-	-	-	-	-	-	-	-	(42,114)	(42,114)
Transfer to statutory reserve (note 24)	-	74,475	-	(74,475)	-	-	-	-	-	-
IAS 19 transfer (note 19)	-	-	-	2,569	-	-	(2,569)	(2,569)	-	-
Other comprehensive income	-	-	-	-	(377,662)	1,431	(40,034)	(416,265)	-	(416,265)

Balance as at 31 December 2018	2,362,500	613,576	305,320	215,585	(163,524)	4,928	(10,443)	(169,039)	121,746	3,449,688

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
1	ACTIVITIES

The National Titanium Dioxide Company Limited (Cristal) (the “Company” (or) the “Parent Company” (or) “Cristal”) is a Limited Liability Company registered in the Kingdom of Saudi Arabia under Commercial Registration number 4030062296 dated 20/3/1409 (corresponding to 30 October 1988) with branches in Madinah and Yanbu having Commercial Registration numbers 003673 and 4030062296/002. The results, assets and liabilities of the branches are included in these consolidated financial statements.

The Company obtained its Foreign Capital Investment License by Ministerial Decision No. 201 dated 25/4/1408 (corresponding to 16 December 1987), as amended by various Ministerial Decisions, the last of which is Ministerial Decision No. 1325 dated 5/9/1425 (corresponding to 19 October 2005). The Company started commercial production on 1 June 1992.

The principal activity of the Company and its subsidiaries (hereinafter referred to together as the “Group”) is manufacturing and marketing of Titanium Dioxide (TiO2). One of the subsidiaries is engaged in mineral exploration, development of mineral tenements, mining and processing mineral sands and sale of separated mineral sands products. The Company’s principal place of business is Sari Street (in front of Airport Municipality), Al-Rabwah District, P.O. Box 13586, Jeddah 21414, Kingdom of Saudi Arabia.

The Company is owned 79% by National Industrialization Company (the “Holding” Company or “Tasnee”) a Saudi joint stock company, 20% by Gulf Investment Corporation, a corporation registered under an agreement entered into by the Gulf Cooperation Council, and 1% by Dr. Talal Al-Shair, a Saudi national.

The majority of the activities of the subsidiaries are in the United States of America, United Kingdom, Australia, Brazil and France.

2	BASIS OF PREPARATION AND CONSOLIDATION

2.1	BASIS OF PREPARATION

The consolidated financial statements comprise the financial statements of the Group. The consolidated financial statements are expressed in Saudi Riyals, being the functional currency of the Parent Company and have been rounded off to the nearest thousand Saudi Riyals, except when otherwise specified.

These consolidated financial statements include the financial statements of the Parent Company and the following wholly owned subsidiaries:

Name	Principal field of activity	Country of incorporation	% of ownership
			2018	2017

Cristal Inorganic Chemicals Limited / Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. (“CIC”) (see note (a) below)	Manufacture and marketing of Titanium Dioxide (TiO2)	Cayman Islands / Netherlands	100%	100%

Cristal Australia Pty Limited (“CAPL”)	Mineral exploration and mining	Australia	100%	100%

Cristal Metals (“Cristal US”)	Manufacturing of Titanium Metal Powder	United States of America	100%	100%

Cristal US Holdings LLC (“Cristal LLC”)	Manufacturing of Titanium Metal Powder	United States of America	100%	100%

Hong Kong Titanium Products Company Limited (“Cristal China”) (see note (b) below)	Manufacturing of Titanium Dioxide (TiO2) and Sulphuric acid	China	-	100%

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
a)
CIC conducts its Brazilian operations under its subsidiary, Millennium Inorganic Chemicals do Brazil S.A., a publicly-held company traded on the São Paulo Stock Exchange (“BOVESPA”) with a 28% non-controlling interest.

Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. and subsidiaries, was transferred by Cristal Inorganic Chemicals Limited to Cristal effective January 1, 2017 as part of a corporate reorganization in which Cristal Inorganic Chemicals Limited was liquidated.

b)
In 2015, the Parent Company acquired 100% shareholding in Hong Kong Titanium Products Company Limited, which owns 100% shareholding in Jiangxi Tikon Titanium Limited Company (“Tikon”). Tikon operates a titanium dioxide manufacturing plant in FuZhou in the Jiangzi province of China.

Effective January 1, 2018, the Parent Company contributed the shares of Cristal China at the book value of $14.4 million to CIC as an additional contribution to the members capital and then in turn Cristal International B.V. (“CIBV”) issued new shares in its capital to CIC which shares were paid up in kind by way of transfer of the Cristal China shares.  Cristal China continues to hold a 100% interest in Tikon.

As such the Parent Company controls 100% of the shareholdings in both Cristal China and Tikon and they have been treated as fully owned subsidiaries of the Parent Company in these consolidated financial statements.

Investment in associate

In 2014, the Company along with TASNEE incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). AMIC is engaged to setup industrial projects relating to titanium metals of various types and other related substances including titanium ore, iron ore and manufacturing of titanium dioxide through high pressure oxidization. AMIC is yet to commence its commercial activities.

Compliance with IFRS

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as endorsed in Kingdom of Saudi Arabia and other standards and pronouncements issued by Saudi Organization of Certified Public Accountants (SOCPA).

(i)	Historical cost convention
The consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities (including derivative instruments) that are measured at fair value.

The consolidated financial statements comprise the financial statements of the Company, its subsidiaries, associates and joint arrangements as on 31 December 2018.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
(ii)	Subsidiaries

Subsidiaries are all entities over which the Group has control. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

-	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)
-	Exposure, or rights, to variable returns from its involvement with the investee
-	The ability to use its power over the investee to affect its returns

The Company does not have control over the operations and management of AMIC; however, with its 50% equity ownership has significant influence. Therefore, AMIC is considered as an associate of the Company and accounted for using equity method of accounting (note 10).

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

-	The contractual arrangement(s) with the other vote holders of the investee
-	Rights arising from other contractual arrangements
-	The Group’s voting rights and potential voting rights
-
Any additional fact and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time decisions need to be made, including voting patterns at previous shareholders meetings.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary.

Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. When a Group loses control over a subsidiary, it derecognises the assets and liabilities of the subsidiary, and any related non-controlling interests and other components of equity. Any resulting gain or loss is recognised in the profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

If the Group loses control over a subsidiary, it:

•	Derecognises the assets (including goodwill) and liabilities of the subsidiary
•	Derecognises the carrying amount of any non-controlling interest
•	Derecognises the cumulative translation differences, recorded in equity
•	Recognises the fair value of the consideration received
•	Recognises the fair value of any investment retained
•	Recognises any surplus or deficit in profit or loss
•
Reclassifies the parent’s share of components previously recognised in other comprehensive income to profit or loss or retained earnings, as appropriate, as would be required if the Group had directly disposed of the related assets or liabilities

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
(iii)	Associates

Associates are all entities over which the Group has significant influence but not control or joint control. This is generally the case where the Group holds between 20% and 50% of the voting rights. Investments in associates are accounted for using the equity method (see (iv) below), after initially being recognized at cost.

(iv)	Joint arrangements

Under IFRS 11 Joint Arrangements, joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control. The considerations made in determining whether significant influence or joint control are similar to those necessary to determine control over subsidiaries.

Investments in joint arrangements are classified as either joint ventures or joint operations. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement.

The Group does not have either joint ventures or joint operations.

Joint ventures

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Interests in joint ventures are accounted for using the equity method, after initially being recognised at cost in the consolidated statement of financial position.

Joint operations

A joint operation is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets and liabilities of the joint operation. The Group recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses.

Equity method

Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the post acquisition profits or losses of the investee in profit and loss, and the Group’s share of other comprehensive income of the investee in other comprehensive income. After the share in the investee is reduced to zero, a liability is recognised only to the extent that there is an obligation to fund the investee's operations or any payments have been made on behalf of the investee. Dividends received or receivable from associates and joint ventures are recognized as a reduction in the carrying amount of the investment.

Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately.

The consolidated statement of profit or loss reflects the Group’s share of the results of operations of the associate or joint venture. Any change in the other comprehensive income (“OCI”) of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognised directly in the equity of the associate or joint venture, the Group recognises its share of any changes, when applicable, in the consolidated statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate and joint venture are eliminated to the extent of the interest in the associate or joint venture. The financial statements of the associate or joint venture are prepared for the same reporting period as the Group.

When necessary, adjustments are made to bring the accounting policies of the associate or joint venture in line with those of the Group. After application of the equity method, the Group determines whether it is necessary to recognise an impairment loss on its investment in its associate. The Group determines at each reporting date whether there is any objective evidence that the investment in the associate or joint venture is impaired. If this is the case, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value and recognises the loss as ‘Share of profit of an associate and a joint venture’ in the consolidated statement of profit or loss.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognises any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retaining investment and proceeds from disposal is recognised in profit or loss.

2.2	Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at the acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interest in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date through profit or loss.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. All contingent consideration (except that which is classified as equity) is measured at fair value with the changes in fair value in profit or loss. Contingent consideration that is classified as equity is not remeasured and subsequent settlement is accounted for within equity.

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests) and any previous interest held, over the net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, then the gain is recognised in profit or loss. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognised in profit or loss.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports in its consolidated financial statements provisional amounts for the items for which the accounting is incomplete. During the measurement period, which generally does not exceed one year from the date of acquisition, the Group retrospectively adjusts the provisional amounts recognised at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date and, if known, would have affected the measurement of the amounts recognised as of that date. Any additional assets or liabilities are also recognized during the measurement period if new information is obtained about facts and circumstances that existed as of the acquisition date.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units (CGU) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. CGU is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups thereof. A CGU is identified consistently from period to period for the same asset or types of assets, unless a change is justified.

Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash generating unit retained.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2.3	Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognises revenue when it transfers control over a product or service to a customer.

Sale of goods

Revenue is recognized when control of the products has transferred, being when the products are either delivered to the customers, the customer has full discretion over the channel and price to sell the products, and there is no unfulfilled obligation that could affect the customer’s acceptance of the products. Delivery occurs based on contractual terms of the contract, when the risks of obsolescence and loss have been transferred to the customer and either the customer has accepted the products in accordance with the sales contract, the acceptance provisions have lapsed, or that there is objective evidence that all criteria for acceptance have been met.

Revenue recognized is measured at the transaction price as agreed in the sales contract. The transaction price is adjusted for any variable consideration in form of price concessions, discounts, rebates, refunds, credits etc. The Group estimates the variable consideration as the expected value of the likely transaction price adjustment. The Group includes in the transaction price some or all of an amount of variable consideration only to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur when the uncertainty associated with the associated variable consideration is subsequently resolved.

Transaction price adjustments in case of Group entities involve primarily adjustments relating to subsequent price adjustments in case of certain sales which are made on provisional basis, discounts, rebates and other concessions which are offered by the Group entities to customers. A contract liability is recognised for expected discounts, concessions, and rebates payable to customers in relation to sales made until the end of the reporting period.

Rendering of services

Revenue from providing services is recognised over a period of time as the related services are performed. For fixed-price contracts, revenue is recognised based on the ‘percentage of completion’ method which measures actual service provided to the end of the reporting period as a proportion of the total services to be provided. Estimates of revenues, costs or extent of progress toward completion are revised if circumstances change. Any resulting increases or decreases in estimated revenues or costs are reflected in profit or loss in the period in which the circumstances that give rise to the revision become known by management.

2.4	Selling, Marketing and General and Administrative expenses

Selling and marketing expenses principally comprise costs incurred in marketing and sale of the subsidiaries products. Other expenses are classified as general and administrative expenses.

General and administrative expenses include direct and indirect costs not specifically attributable to cost of sales.

Allocations between general and administrative expenses and cost of sales, when required, are made on a consistent basis.

2.5	Foreign currency translation

The Group’s consolidated financial statements are presented in Saudi Riyals, which is also the Parent Company’s functional currency. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency spot rate at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling at the reporting date. Differences arising on settlement or translation of monetary items are recognised in profit or loss.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transaction.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Group companies

On consolidation, the assets and liabilities of foreign operations are translated into Saudi Riyals at the rate of exchange prevailing at the reporting date and their statement of profit or loss are translated at exchange rates prevailing at the dates of the transactions or the average rate for the period. The exchange differences arising on the translation are recognised in consolidated statement of other comprehensive income. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is recognised in the consolidated statement of profit or loss.

2.6	Zakat and Income Tax

The Company and its subsidiaries in the Kingdom of Saudi Arabia are subject to the Regulations of General Authority of Zakat and Tax (“GAZT”) in the Kingdom of Saudi Arabia.

Overseas subsidiaries and branches are subject to income tax as per rules and regulations of the country in which they reside.

Zakat

Saudi and other Gulf Cooperation Council country shareholders in the Company and its subsidiaries in the Kingdom of Saudi Arabia are subject to Zakat which is then included in the consolidated statement of profit or loss.

Zakat is provided on an accruals basis and computed at the higher of adjusted net income for Zakat purposes for the year or Zakat base calculated per the Regulations. Any difference in the previously recorded estimate is recognized when the final assessment is approved by GAZT.

Current income tax

Foreign shareholders in the Company’s subsidiaries in the Kingdom of Saudi Arabia are subject to income tax.

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted, or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred taxes

Deferred income tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2.7	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment in value, except for freehold land and assets under construction which are stated at cost and are not depreciated. Assets under construction represent all costs relating directly to the projects in progress and are capitalized as property and equipment when the project is completed.

Cost includes all expenditure directly attributable to the construction or purchase of the item of property, plant and equipment. Such costs include the cost of replacing parts of the property, plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property, plant and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, costs of major maintenance and repairs incurred as part of substantial overhauls or turnarounds of major units at the Group's manufacturing facilities are capitalized and generally amortized using the straight line method over the period until the next planned turnaround, the cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the consolidated statement of profit or loss as incurred.

Any subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the expenditure will flow to the Group and cost can be measured reliably.

Certain subsidiaries of the Group recognize provisions related to the expected cost for the decommissioning of certain assets and rehabilitation and mine closure costs. The present value of such expected costs for the decommissioning of the asset after its use or rehabilitation and mine closure costs, is included in the cost of the respective asset if the recognition criteria for a provision are met.

Depreciation is calculated using the straight-line method to allocate their cost, net of their residual values, over their estimated useful lives as follows;

Asset class	Useful lives (in years)
Land	Indefinite
Land improvements, Buildings & Building improvements	5-40
Machinery, Equipment, Furniture, and Fixtures	1-30
Assets under construction	Not depreciated
Mine development	3-26

Impact of change in the useful life and residual value on the transition date for some entities has been considered prospectively from 1 January 2017.

The property, plant and equipment acquired under finance leases is depreciated over the asset’s useful life or over the shorter of the asset’s useful life and the lease term if there is no reasonable certainty that the Group will obtain ownership at the end of the lease term.

Stores and spares having a useful life of more than one year are depreciated over their estimated useful lives.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of profit or loss when the asset is derecognized.

The residual values, useful lives and methods of depreciation of property, plant and equipment are reviewed at each financial year end and adjusted prospectively, if appropriate.

2.8	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalised as part of the cost of the respective asset. All other borrowing costs are expensed in the period in which they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2.9	Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfilment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

Finance leases that transfer to the Group substantially all of the risks and benefits incidental to ownership of the leased item, are capitalised at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and a reduction in the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the consolidated statement of profit or loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

An operating lease is a lease other than a finance lease. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term.

2.10	Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses, if any. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is recognised in the consolidated statement of profit or loss when it is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite lives are amortised over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the statement of profit or loss in the expense category consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives (see below in other intangibles) are not amortised, but are tested for impairment annually or at each reporting date when there is an indicator of impairment, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the consolidated statement of profit or loss when the asset is derecognised.

Goodwill

Goodwill on acquisition of subsidiaries is included in intangible assets. Goodwill is not amortised but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, and is carried at cost less accumulated impairment losses. Gains and losses on disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash generating units for the purpose of impairment testing. The allocation is made to those cash generating units or groups of cash generating units that are expected to benefit from the business combination in which the goodwill arose. The units or groups of units are identified at the lowest level at which goodwill is monitored for internal management purposes.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Research and development costs

Research and development costs are charged to the consolidated statement of profit or loss during the period incurred, except for the clear and specified projects, in which development costs can be recovered through the commercial activities generated by these projects. In this case, the development costs are considered intangible assets and are amortized using the straight-line method over a period of seven years.

Other intangibles

Other intangible assets, consisting primarily of trademarks, trade names, technology and customer relationships, are valued at fair value with the assistance of independent appraisers, effective from the date of acquisition of the subsidiary. A subsidiary, Cristal Inorganic Company's trade name is considered an intangible asset with an indefinite life and is not being amortized but instead is measured for impairment at least annually, or when events indicate that an impairment exists.

Other intangible assets also include patents and license costs. These assets are amortized using the straight-line method over the shorter of their estimated useful lives or the terms of the related agreements.

2.11	Exploration and evaluation costs

Pre-license costs are recognized in the consolidated statement of profit or loss.

Exploration and evaluation costs, including the costs of acquiring licenses, are capitalized as exploration and evaluation assets ("E&E assets") on an area of interest basis pending determination of the technical feasibility and commercial viability of the project. When a license is relinquished or a project is abandoned, the related costs are recognized in the consolidated statement of profit or loss immediately.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount (see the impairment of assets policy note). For the purposes of impairment testing, E&E assets are allocated to cash-generating units consistent with the determination of areas of interest.

Once the technical and commercial viability of extracting a mineral resource is determined, E&E assets attributable to those reserves are first tested for impairment and then reclassified from E&E assets to mine development assets within property and equipment.

Expenditure deemed to be unsuccessful is recognized in the consolidated statement of profit or loss immediately.

2.12	Impairment of non-financial assets

Goodwill and assets with indefinite life are tested for impairment annually.

For other assets, the Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating unit’s (“CGU”) fair value less costs of disposal and its value in use. It is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

The Group bases its impairment calculation on detailed budgets and forecasts which are prepared separately for each of the Group’s CGU to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. A long-term growth rate is calculated and applied to project future cash flows after the fifth year.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the consolidated statement of profit or loss.

Impairment recognized previously on goodwill is not reversed.

The impairment testing conducted on the date of transition is based on the assumptions used under the previous GAAP as on that date. The estimates which were not required under the previous GAAP (for example the interest rate) are based on facts and circumstances exiting as on the transition date.

2.13	Inventories

Cost of raw materials, consumables, spare parts and finished goods is determined on a weighted average cost basis. Cost of work in progress and finished goods includes cost of material, labor and an appropriate allocation of indirect overheads. Inventories are valued at the lower of cost and net realizable value.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs to sell.

2.14	Cash and cash equivalents

Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and on hand and short-term deposits and murabaha with a maturity of three months or less, which are subject to an insignificant risk of changes in value.

2.15	Employee benefits

Short term obligations

Liabilities for wages and salaries and any other short term benefits that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognized in respect of employees services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current employee benefit obligations in the statement of financial position.

Post employment obligations

Defined contribution plans

Contributions to defined contribution superannuation plans are expensed when the employees have rendered service entitling them to the contributions.

Defined benefit plans

The cost of providing benefits under the defined benefit plans is determined using the projected unit credit method. Re-measurements, comprising actuarial gains and losses, are recognised immediately in the consolidated statement of financial position with a corresponding debit or credit to retained earnings through other comprehensive income in the period in which they occur. Re-measurements are not reclassified to profit or loss in subsequent periods.

The present value of the defined benefit obligation for entities in Saudi Arabia has been determined by discounting the estimated future cash outflows by reference to US bond yields (as the Saudi Riyal is pegged to the US dollar) adjusted for an additional risk premium reflecting the possibility of the linkage being broken.

Past service costs are recognised in the consolidated statement of profit or loss on the earlier of the date of the plan amendment or curtailment and the date on which the Group recognises related restructuring costs. Net interest is calculated by applying the discount rate to the net defined benefit liability. The Group recognises the changes in the net defined benefit obligation under ‘Cost of sales’, ‘General and administration’ and ‘Selling and distribution’ expenses in the consolidated statement of profit or loss.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2.16	Provisions and contingent liabilities

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the consolidated statement of profit or loss net of any reimbursement.

Decommissioning liabilities

The Group records an estimated liability for the future cost to close its facilities under certain lease agreements and the scheduled closure of certain landfills and recognizes the cost over the useful life of the related asset. The Group records a discounted liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset is recorded at the time the asset is acquired. The Group amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the estimated remaining life of the respective long-lived asset.

Rehabilitation and mine closure costs

Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going re-vegetation programs. Rehabilitation and mine closure costs are provided for at the present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in the present value of the provision at the end of the reporting period. The cost of rehabilitation and mine closure is capitalized as property and equipment to the extent it gives rise to future economic benefits. The amount capitalized is depreciated as part of property and equipment using the units of production method.

Restructuring provisions

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Environmental remediation costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally cannot be estimated, are not included in these liabilities.

Contingent liabilities

Contingent liabilities are disclosed when there is a possible obligation arising from past events, the existence of which will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group or a present obligation that arises from past events where it is either not probable that an outflow of resources will be required to settle or a reliable estimate of the amount cannot be made.

2.17	Overburden costs

Expenditure associated with the removal of mine overburden is deferred and charged to the consolidated statement of profit or loss as the mineral is extracted. The balance of the amount deferred is reviewed at each reporting date to determine the amount (if any) which is no longer recoverable out of future revenue. Any amounts so determined are written off.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2.18	Accounts receivables

Accounts receivable are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. For impairment of financial assets refer to Note 2.20 (i) (IV).

2.19	Accounts payable

These amounts represent liabilities for goods and services provided to the group prior to the end of financial period which are unpaid. The amounts are unsecured. Accounts payable are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

2.20	Financial instruments

Financial instruments are recognised when the Group becomes a party to the contractual provisions of the instrument. A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

i)	Financial assets

The Group determines the classification of its financial assets at initial recognition. The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

(I) Classification

The financial assets are classified in the following measurement categories:

a)	Those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and
b)	Those to be measured at amortised cost.

For assets measured at fair value, gains and losses will either be recorded in the consolidated statement of profit and loss or other comprehensive income. For investments in equity instruments, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income.

(II) Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the statement of profit or loss as incurred.

Debt Instrument

Subsequent measurement of debt instruments depends on the Group's business model for managing the asset and the cash flow characteristics of the asset. The Group classifies debt instruments at amortised cost based on the below:

a)	The asset is held within a business model with the objective of collecting the contractual cash flows, and
b)	The contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal outstanding.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. Employee loans, shareholder loans to joint venture entities are carried at amortized cost.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Equity Instrument

If the Group elects to present fair value gains and losses on equity investments in other comprehensive income, there is no subsequent reclassification of fair value gains and losses to profit or loss. Dividends from such investments shall continue to be recognised in the consolidated statement of profit or loss as other income when the Groups’ right to receive payments is established. There are no impairment requirements for equity investments measured at fair value through other comprehensive income. Changes in the fair value of financial assets at fair value through profit or loss shall be recognised in other gains/(losses) in the consolidated statement of profit and loss as applicable.

(III) Derecognition of financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the assets expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of the transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralized borrowing for the proceeds received.

(IV) Impairment of Financial Assets

The Group applies expected credit loss (ECL) model for measurement and recognition of impairment loss on the financial assets and credit risk exposure that are debt instruments and are measured at amortised cost e.g., loans, deposits, trade receivables.

Expected credit losses is the probability-weighted estimate of credit losses (i.e. present value of all cash shortfalls) over the expected life of the financial asset. A cash shortfall is the difference between the cash flows that are due in accordance with the contract and the cash flows that the company expects to receive. The expected credit losses consider the amount and timing of payments and hence, a credit loss arises even if the Group expects to receive the payment in full but later than when contractually due. The expected credit loss method requires to assess credit risk, default and timing of collection since initial recognition. This requires recognising allowance for expected credit losses in the consolidated statement of profit or loss even for receivables that are newly originated or acquired.

Impairment of financial assets is measured as either 12 month expected credit losses or life time expected credit losses, depending on whether there has been a significant increase in credit risk since initial recognition. ‘12 month expected credit losses’ represent the expected credit losses resulting from default events that are possible within 12 months after the reporting date. ‘Lifetime expected credit losses’ represent the expected credit losses that result from all possible default events over the expected life of the financial asset.

Trade receivables are of a short duration, normally less than 12 months and hence the loss allowance measured as lifetime expected credit losses does not differ from that measured as 12 month expected credit losses. The Group uses the practical expedient in IFRS 9 for measuring expected credit losses for trade receivables using a provision matrix based on ageing of receivables.

The Group uses historical loss experience and derived loss rates based on the past twelve months and adjusts the historical loss rates to reflect the information about current conditions and reasonable and supportable forecasts of future economic conditions. The loss rates differ based on the ageing of the amounts that are past due and are generally higher for those with the higher ageing.

(V) Income Recognition

Interest income

For all financial instruments measured at amortised cost and interest bearing financial assets, interest income is recognised using the effective interest rate (EIR), which is the rate that discounts the estimated future cash receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset.

When a loan and receivable is impaired, the Group reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original EIR of the instrument, and continues unwinding the discount as interest income. Interest income on impaired financial asset is recognised using the original EIR.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Dividends

Dividends receivable from financial instruments are recognised in the consolidated statement of profit or loss only when the right to receive payment is established, it is probable that the economic benefits associated with the dividend will flow to the group, and the amount of the dividend can be measured reliably.

ii)	Financial liabilities

The Group determines the classification of its financial liabilities at initial recognition.

(I) Classification

The financial liabilities are classified in the following measurement categories:
a)	Those to be measured as financial liabilities at fair value through profit or loss,
b)	Those to be measured at amortised cost

(II) Measurement

All financial liabilities are recognised initially at fair value. Financial liabilities accounted at amortised cost like loans and borrowings are accounted at the fair value determined based on the effective interest rate method (EIR) after considering the directly attributable transaction costs.

The Group classifies all financial liabilities as subsequently measured at amortised cost, except for financial liabilities at fair value through profit or loss. Such liabilities, including derivatives that are liabilities, shall be subsequently measured at fair value.

The effective interest rate (“EIR”) method calculates the amortised cost of a debt instrument by allocating interest charge over the relevant effective interest rate period. The effective interest rate is the rate that exactly discounts estimated future cash outflow (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition. This category generally applies to borrowings, trade payables etc.

The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, financial guarantee contracts and derivative financial instruments. The Group measures financial liabilities (except derivatives) at amortised cost.

(III) Derecognition of financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the consolidated statement of profit or loss.

2.21	Derivative financial instruments and hedge accounting

Derivative financial instruments are initially measured at fair value on the contract date and are subsequently remeasured to fair value at each reporting date. The accounting for subsequent changes in fair value depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged and the type of hedge relationship designated.

The Group’s activities expose it to the financial risks of changes in foreign exchange rates and interest rates. The group documents at the inception of the hedging transaction the economic relationship between hedging instruments and hedged items including whether the hedging instrument is expected to offset changes in cash flows of hedged items. The group documents its risk management objective and strategy for undertaking various hedge transactions at the inception of each hedge relationship.

The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months; it is classified as a current asset or liability when the remaining maturity of the hedged item is less than 12 months.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Derivatives that are not designated as hedges

The Group enters into certain derivative contracts to hedge risks which are not designated as hedges. Such contracts are accounted for at fair value through profit and loss and are included in other income/(losses).

Derivatives that are designated as cash flow hedges

The effective portion of changes in the fair value of derivatives such as forward contracts and interest rate swaps that are designated and qualify as cash flow hedges is recognised in the other comprehensive income in cash flow hedging reserve within equity, limited to the cumulative change in fair value of the hedged item on a present value basis from the inception of the hedge. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss, within other income/ (losses).

Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss.

When a hedging instrument expires, or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative deferred gain or loss and deferred costs of hedging in equity at that time remains in equity until the forecast transaction occurs. When the forecast transaction is no longer expected to occur, the cumulative gain or loss and deferred costs of hedging that were reported in equity are immediately reclassified to profit or loss within other income/ (losses).

If the hedge ratio for risk management purposes is no longer optimal but the risk management objective remains unchanged and the hedge continues to qualify for hedge accounting, the hedge relationship will be rebalanced by adjusting either the volume of the hedging instrument or the volume of the hedged item so that the hedge ratio aligns with the ratio used for risk management purposes. Any hedge ineffectiveness is calculated and accounted for in profit or loss at the time of the hedge relationship rebalancing.

2.22	Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the consolidated statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the Company or the counterparty.

2.23	Statutory reserve

In accordance with the Company’s Article of Association, the Company must transfer 10% of the net income in each year to the statutory reserve until it has built a reserve equal to one half of the capital. This reserve is not available for distribution.

3	USE OF CRITICAL ESTIMATES AND JUDGEMENTS

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of the accounting policies and the reported amount of assets, liabilities, income and expenses. Actual result may differ from these estimates.
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are addressed below;

(i)	Impairment reviews

IFRS requires management to undertake an annual test for impairment of indefinite lived assets and, for finite lived assets, to test for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Impairment testing is an area involving management judgement, requiring inter alia an assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

a)	growth in earnings before interest, tax, depreciation and amortization (EBITDA), calculated as adjusted operating profit before depreciation and amortization;
b)	timing and quantum of future capital expenditure;
c)	long-term growth rates;
d)	selection of discount rates to reflect the risks involved; and
e)	quantum of mining reserves expected to be extracted over the period under consideration.

Changing the assumptions selected by management, in particular the discount rate and growth rate assumptions used in the cash flow projections, could significantly affect the Group’s impairment evaluation and hence results.

(ii)	Estimation of useful life and residual value

The useful life used to amortise or depreciate intangible assets or property, plant and equipment respectively relates to the expected future performance of the assets acquired and management’s judgement based on technical evaluation of the period over which economic benefit will be derived from the asset. The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. An asset’s expected life residual value has a direct effect on the depreciation charged in the consolidated statement of profit or loss.

The useful lives and residual values of Group’s assets are determined by management based on technical evaluation at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events which may impact their life such as changes in technology.

(iii)	Impairment losses on trade and other receivables

Trade and other receivables are stated at their amortised cost as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience adjusted appropriately for the future expectations. Individual trade receivables are written off when management deems them not to be collectible.

(iv)	Measurement of defined benefit obligations

The Company’s net obligation in respect of defined benefit schemes is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted.

The present value of the obligation is determined based on actuarial valuation at the statement of financial position date by an independent actuary using the Projected Unit Credit Method, which recognises each period of service as giving rise to an additional unit of employee benefit entitlement and measures. The obligation is measured at the present value of the estimated future cash flows. The discount rates used for determining the present value of the obligation under defined benefit plan are determined by reference to US bond yields, (as the Saudi Riyal is pegged to the US dollar) adjusted for an additional risk premium reflecting the possibility of the linkage being broken.

(v)	Estimate of zakat, current and deferred income tax

The Group’s zakat and tax charge on ordinary activities is the sum of the total zakat, current and deferred tax charges. The calculation of the Group’s zakat and total tax charge necessarily involves a degree of estimation and judgement in respect of certain items whose treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process. The final resolution of some of these items may give rise to material profits/losses and/or cash flows.

The recognition of deferred tax assets is based upon whether it is more likely than not that sufficient and suitable taxable profits will be available in the future against which the reversal of temporary differences can be deducted. To determine the future taxable profits, reference is made to the latest available profit forecasts. Where the temporary differences are related to losses, relevant tax law is considered to determine the availability of the losses to offset against the future taxable profits.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
(vi)	Determining whether the Group or a company part of it is acting as an agent or principal

Principles of IFRS 15 are applied by identifying each specified (i.e. distinct) good or service promised to the customer in the contract and evaluating whether the entity under consideration obtains control of the specified good or service before it is transferred to the customer. This assessment requires significant judgement based on specific facts and circumstances.

4	NEW STANDARDS AND AMENDMENTS ISSUED AND NOT YET EFFECTIVE

The following are the new standards and amendments to standards that are effective for annual periods beginning after 31 December 2018.  Where earlier application is permitted the Group has not early adopted them in preparing these consolidated financial statements.

(a)	IFRS 16 - Leases

IFRS 16 introduces a single, on-balance lease sheet accounting model for lessees. A lessee recognises a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard – i.e. lessors continue to classify leases as finance or operating leases.

IFRS 16 replaces existing leases guidance including IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases—Incentives and SIC-27 Evaluating the Substance of Transactions.

Involving the Legal Form of a Lease

The standard is effective for annual periods beginning on or after 1 January 2019. Early adoption is permitted for entities that apply IFRS 15 at or before the date of initial application of IFRS 16

Determining whether an arrangement contains a lease

On transition to IFRS 16, the Group can choose whether to:
•	Apply the IFRS 16 definition of a lease to all its contracts; or
•	Apply a practical expedient and not reassess whether a contract is, or contains, a lease.

Transition

As a lessee, the Group can either apply the standard using a:
•	Retrospective approach; or
•	Modified retrospective approach with optional practical expedients.

The lessee applies the election consistently to all of its leases. The Group currently plans to apply IFRS 16 initially on 1 January 2019. The Group has not yet determined which transition approach to apply.

As a lessor, the Group is not required to make any adjustments for leases in which it is a lessor except where it is an intermediate lessor in a sub-lease.

(b)	IFRS 17 - Insurance contracts

In May 2017, the IASB issued IFRS 17 – Insurance Contracts, which was initially effective for annual periods beginning on or after 1 January 2021. The standard introduces a new measurement model for insurance contracts. Early adoption is permitted if IFRS 9 and 15 have been applied as on the application date for this standard.

The Group has not yet undertaken an assessment to determine potential impacts on the amounts reported and disclosures to be made under the applicable new standards or amendments to existing standards.

(c)	Annual Improvements to IFRSs 2015–2017 Cycle

IFRS 3 Business Combinations and IFRS 11 Joint Arrangements
Clarifies how a company accounts for increasing its interest in a joint operation that meets the definition of a business.
-	If a party maintains (or obtains) joint control, then the previously held interest is not remeasured.
-	If a party obtains control, then the transaction is a business combination achieved in stages and the acquiring party remeasures the previously held interest at fair value.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
IAS 12 Income Taxes
Clarifies that all income tax consequences of dividends (including payments on financial instruments classified as equity) are recognised consistently with the transactions that generated the distributable profits, i.e. in profit or loss, other comprehensive income or equity.

IAS 23 Borrowing Costs
Clarifies that the general borrowings pool used to calculate eligible borrowing costs excludes only borrowings that specifically finance qualifying assets that are still under development or construction. Borrowings that were intended to specifically finance qualifying assets that are now ready for their intended use or sale, or any non-qualifying assets, are included in that general pool. As the costs of retrospective application might outweigh the benefits, the changes are applied prospectively to borrowing costs incurred on or after the date an entity adopts the amendments.

IFRIC 23 Uncertainty over Income Tax Treatments
Seeks to bring clarity to the accounting for income tax treatments that have yet to be accepted by tax authorities. The key test is whether it’s probable that the tax authority will accept the Group’s chosen tax treatment.

(d)	Other Amendments

The following amendment to standards are not yet effective and none are expected to have a significant impact on the Group’s consolidated financial statements:
-	Prepayment Features with Negative Compensation (Amendments to IFRS 9)
-	Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)
-	Plan Amendments, Curtailment or Settlement (Amendments to IAS 19)

Management anticipates that these new standards, interpretations and amendments will be adopted in the Group’s consolidated financial statements for the period beginning January 1, 2019 or as and when they are applicable and adoption of these new standards, interpretations and amendments, except for IFRS 16 will not have a material impact on the consolidated financial statements of the Group in the period of initial application.

The application of IFRS 16 may have significant impact on amounts reported and disclosures made in the Group’s consolidated financial statements with respect to right-of-use assets and lease liabilities.  However, it is not practicable to provide a reasonable estimate of the effects of the application of these standards until the Group performs a detailed review.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
5	APPLICATION OF NEW STANDARDS AND AMENDMENTS APPLIED

The Group has adopted, as appropriate, the following new and amended IASB Standards, effective 1 January 2018.

(a)	Annual Improvements to IFRSs 2014–2016 cycle

•
IFRS 1 First-time Adoption of IFRS - The amendments in IFRS 1 deletes the short term exemptions in IFRS 1 that relates to disclosure about financial instruments (IFRS 7), Employee benefits (IAS 19), and investment entities (IFRS 12 and IAS 27). The reporting period to which the exemptions applied have already passed and as such, these exemptions are no longer applicable.

•
IAS 28 Investments in Associates and Joint Ventures - A venture capital organisation, or other qualifying entity, may elect to measure its investments in an associate or joint venture at fair value through profit or loss. This election can be made on an investment-by-investment basis.

A non-investment entity investor may elect to retain the fair value accounting applied by an investment entity associate or investment entity joint venture to its subsidiaries. This election can be made separately for each investment entity associate or joint venture. Effective retrospectively for annual periods beginning on or after 1 January 2018; early application is permitted.

There is no impact of above amendments on these consolidated financial statements.

(b)	IFRS 15 - Revenue from contracts with customers

The Group opted to early adopt IFRS 15. Based on the transitional provisions provided under the standard 1 January 2017 is the date of initial application. Further, the Group has opted for full retrospective method along with the following practical expedients:

•	Completed contracts that began and ended within the same reporting period have not been restated.
•	Transaction price on the date of completion of the contract has been used instead of re-estimating the variable consideration for comparative periods.

(c)	Amendments to IFRS 15 - Revenue from Contracts with Customers

The amendments add clarifications in the following areas:

•	Identifying performance obligations;
•	Principal versus agent considerations; and
•	Licensing application guidance.

The amendments introduce additional practical expedients for entities transitioning to IFRS 15 on (i) contract modifications that occurred prior to the beginning of the earliest period presented and (ii) contracts that were completed at the beginning of the earliest period presented.

There is no impact of above amendments on these consolidated financial statements.

(d)	IFRS 9 – Financial instruments

The Company opted to early adopt IFRS 9 Financial Instruments.  Based on the transitional provisions under the standard, January 1, 2017 is the date of initial application.   The application of IFRS 9 did not have a significant impact on amounts reported and disclosures made in the Company’s consolidated financial statements with respect to the Company’s financial assets and financial liabilities.

(e)	Amendments to IFRS 2 “Share Based Payment”

The amendments clarify accounting for cash-settled share-based payment transactions that include a performance condition, the classification of share-based payment transactions with net settlement features, and the accounting for modifications of share-based payment transactions from cash-settled to equity-settled.

There is no impact of above amendments on these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
(f)	Amendments to IFRS 4 “Insurance Contract” and IFRS 9 “Financial Instruments”

The amendments provide two options for entities that issue insurance contracts within the scope of IFRS 4. This include an option that permits entities to reclassify, from profit or loss to other comprehensive income, some of the income or expenses arising from designated financial assets; this is the so-called overlay approach; and an optional temporary exemption from applying IFRS 9 for entities whose predominant activity is issuing contracts within the scope of IFRS 4; this is the so-called deferral approach.

There is no impact of above amendments on these consolidated financial statements.

(g)	Amendment to IAS 40 “Investment Property”

The amendments are intended to clarify that an entity can only reclassify a property to/from investment property when, and only when, there is evidence that a change in the use of the property has occurred.

There is no impact of above amendments on these consolidated financial statements.

(h)	IFRIC 22 - Foreign Currency Transaction and Advance Consideration

The Interpretation clarifies that when an entity pays or receive consideration in advance in a foreign currency, the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense, or income is the date of advance consideration i.e. when the prepayment or income receive in advance liability was recognized.

6	ACCOUNTS RECEIVABLE AND PREPAYMENTS

	2018	2017
	SR '000	SR '000

Trade accounts receivable	1,187,202	1,422,513
Provision for impairment	(11,760)	(12,921)

Trade accounts receivable, net	1,175,442	1,409,592
Prepayments	437,225	606,529

	1,612,667	2,016,121

The carrying value of the trade accounts receivable approximates fair value.

The Group sells a broad range of industrial and performance chemicals and mineral sands to a diverse group of customers operating throughout the world.  Accordingly, there is no significant concentration of risk in any one particular country. Credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize credit risk and to determine the allowance for doubtful accounts.  Collateral is generally not required, but may be used under certain circumstances or in certain markets, particularly in lesser-developed countries of the world.  The Group performs ongoing credit evaluations of its customers’ financial condition and, in certain circumstances, requires letters of credit.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Trade receivables disclosed above include amounts that are past due at the end of reporting period for which the Group has not recognized an allowance for doubtful receivables because there has not been a significant change in the credit quality and the amounts are considered fully recoverable. Aging of receivables that are past due but not impaired are summarized below:

	2018	2017
	SR '000	SR '000

0 - 90 days	49,671	35,351
91 - 180 days	3,477	2,301
181 - 360 days	14,123	1,271
More than 360 days	3,428	498

	70,699	39,421

The aging of trade accounts receivable which are past due and considered impaired by management is as follows:

	2018	2017
	SR '000	SR '000

0 - 90 days	2,681	-
91 - 180 days	172	-
181 - 360 days	2,310	-
More than 360 days	6,597	12,921

	11,760	12,921

The movements in the provision for impairment of receivables are as follows:

	2018	2017
	SR '000	SR '000

Opening balance	12,921	11,663
Charge for the year	4,104	260
Reductions/Payments	(3,622)	(18)
Foreign currency movements	(753)	(5,382)
Adjustments/Other	(890)	6,398

Closing balance	11,760	12,921

7	INVENTORIES

	2018	2017
	SR '000	SR '000

Finished goods	1,360,873	1,061,687
Work-in-process	308,805	332,453
Raw materials	771,394	686,953
Spare parts and supplies	226,118	207,582
Reserve for spare parts and supplies	(16,321)	(17,145)

	2,650,869	2,271,530

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
The movement in reserve for spare parts and supplies is as follows:

	2018	2017
	SR '000	SR '000

Opening balance	17,145	94,147
Additions	1,543	3,089
Reductions/Payments	(939)	(10,382)
Adjustments/Other	(150)	(71,269)
Foreign currency movements	(1,278)	1,560

Closing balance	16,321	17,145

The cost of inventory recognized as an expense during the year was SR 5.02 billion (2017: SAR 5.19 billion).

8	RELATED PARTY TRANSACTIONS

The Company had transactions with the following related parties:

Parent:	National Industrialization Company (Tasnee)

Non-controlling shareholders:	Gulf Investment Corporation (GIC)
Dr. Talal Al-Shair

Associates:	Advanced Metal Industries Cluster Company Limited (AMIC)

Affiliate:	Advanced Metal Industries Cluster and Toho Titanium Company Limited

Fellow group subsidiaries:	Rowad National Plastics Company
National Batteries Company (Battariat)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Amounts due from and due to these related parties consist of the following:

	2018	2017
	SR '000	SR '000
National Industrialization Company (Tasnee)
- Services provided and recharged costs	45,223	9,458
Advanced Metal Industries Cluster Company Limited (AMIC)
- Services provided and recharged costs	4,967	38,291
Advanced Metal Industries Cluster and Toho Titanium Company Limited
- Services provided and recharged costs	4,436	175,346
Rowad National Plastics Company
- Services provided and recharged costs	7,619	5,634
National Batteries Company (Battariat)
- Services provided and recharged costs	70	70

Due from related parties - current	62,315	228,799

Advanced Metal Industries Cluster Company Limited (AMIC)
- Interest bearing loans	427,602	775,091

Due from related parties - non-current	427,602	775,091

National Industrialization Company (Tasnee)
- Services provided and recharged costs	158,623	127,938
Advanced Metal Industries Cluster Company Limited (AMIC)
- Ore purchases, services provided and recharged costs	-	32,838
Advanced Metal Industries Cluster and Toho Titanium Company Limited
- Services provided and recharged costs	5,314	212,476

Due to related parties - current	163,937	373,252

National Industrialization Company (Tasnee)
- Interest bearing loans	1,089,926	1,066,819
Advanced Metal Industries Cluster Company Limited (AMIC)
- Ore purcahses, services provided and recharged costs	302,442	-
Gulf Investment Corporation (GIC)
- Interest bearing loans	178,790	173,151
Dr. Talal Al-Shair
- Interest bearing loans	4,958	4,850

Due to related parties - non-current	1,576,116	1,244,820

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Significant related party transactions consist of the following:

	31 Dec 18	31 Dec 17
	SR '000	SR '000
National Industrialization Company (Tasnee)
- Interest bearing loan advances received	-	116,691
- Fair value of shareholder interest free loans received	-	97,267
- Deemed capital contribution received on shareholder interest free loans	-	52,733
- Interest expense accrued	33,035	31,825
- Net shared services expense	28,764	43,157

Gulf Investment Corporation (GIC)
- Fair value of shareholder interest free loans received	-	24,317
- Deemed capital contribution received on shareholder interest free loans	-	13,183
- Interest expense accrued	5,639	5,097

Advanced Metal Industries Cluster Company Limited (AMIC)
- Fair value of shareholder interest free loan advance paid	-	7,903
- Deemed capital contribution paid on shareholder interest free loan	-	4,286
- Interest income accrued	17,890	22,872
- Fair value of shareholder interest free loan to capital contribution transfer	150,000	-
- Transfer of power project assets under construction to AMIC at cost	145,442	-
- Transfer of novated SIDF Bridge Facility from Cristal to AMIC	605,845	-

Dr. Talal Al-Shair
- Interest expense accrued	108	106
- Remuneration	3,000	3,000

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
9	PROPERTY, PLANT AND EQUIPMENT

	Land	Land improvements, Buildings & Building improvements	Machinery, Equipment, Furniture, and Fixtures	Assets under construction	Mine development	Total
	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000
Cost

Balance at January 1, 2017	267,407	1,363,606	7,500,663	1,473,230	813,760	11,418,666
Additions	-	12,910	40,747	426,083	117	479,857
Transfers	-	6,922	234,617	(267,050)	58,052	32,541
Disposals	-	(27,869)	(98,052)	(18,347)	(27,995)	(172,263)
Impairment	-	-	-	(86,037)	-	(86,037)
Foreign currency translation & other	17,651	25,346	129,377	15,892	58,429	246,695

Balance at December 31, 2017	285,058	1,380,915	7,807,352	1,543,771	902,363	11,919,459

Additions	-	82,280	43,627	463,169	49	589,125
Transfers	-	38,530	343,931	(319,546)	11,109	74,024
Disposals	(8,572)	(7,737)	(75,504)	(169,128)	-	(260,941)
Impairment	-	-	-	7,270	-	7,270
Foreign currency translation & other	(17,160)	(62,571)	(270,156)	(24,394)	(77,294)	(451,575)

Balance at December 31, 2018	259,326	1,431,417	7,849,250	1,501,142	836,227	11,877,362

Accumulated Depreciation

Balance at January 1, 2017	-	630,350	3,974,693	-	588,844	5,193,887
Depreciation Expense	-	66,747	454,314	-	79,390	600,451
Disposals	-	(25,923)	(90,982)	-	(27,960)	(144,865)
Transfers	-	806	(806)	-	-	-
Foreign currency translation & other	-	(4,676)	(40,940)	-	43,015	(2,601)

Balance at December 31, 2017	-	667,304	4,296,279	-	683,289	5,646,872

Depreciation Expense	-	67,707	451,095	-	85,596	604,398
Disposals	-	(5,156)	(68,305)	-	-	(73,461)
Transfers	-	-	1	-	(1)	-
Foreign currency translation & other	-	(42,894)	(170,544)	-	(62,621)	(276,059)

Balance at December 31, 2018	-	686,961	4,508,526	-	706,263	5,901,750

Net Book Value

Balance at December 31, 2017	285,058	713,611	3,511,073	1,543,771	219,074	6,272,587

Balance at December 31, 2018	259,326	744,456	3,340,724	1,501,142	129,964	5,975,612

The Company has constructed 116 housing units for the benefit of its employees working in Yanbu, Kingdom of Saudi Arabia as part of a Housing Ownership Program (”HOP”). 89 units have been issued to employees as at December 31, 2018 (2017:  no units). The remaining 27 units (2017: 116 units) carrying value is within the Assets under construction category above. The carrying amount of the units was compared to the average of three agencies valuations and the excess of the carrying amount over the valuations resulted in an impairment reversal during the year of SR 7.3 million (2017: charge of SR 86.0 million).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
In connection with the HPP closure (note 18), there is SR 20.2 million of property, plant and equipment as of December 31, 2018 and 2017 which the Company intends to sell.

The consolidated statements of profit or loss for the years ended December 31, 2018 and 2017 include maintenance and repair expenses of SR 257.4 million and SR 256.7 million, respectively

Included within assets under construction disposals for the year ended 31 December 2018 is SR 145.4 million (year ended 31 December 2017: SR nil) relating to a power project that was transferred at cost to Advanced Metal Industries Cluster Company Limited (note 8).

10	INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

As mentioned in note 2.1, the Company along with Tasnee incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). The investment in associate is carried in the balance sheet at cost adjusted by the changes in the Parent Company’s share of net assets of associate. The consolidated statement of income reflects the Parent Company’s share of the results of operations of the associate. The movement in the investment during the period is as follows:

	2018	2017
	SR '000	SR '000

Opening balance	514,298	604,318
Additions (note 8)	150,000	4,286
Share of results during the period	(152,443)	(94,306)

Closing balance	511,855	514,298

On 10 May 2018, AMIC entered into an Option Agreement with Tronox Limited (“Tronox”), a public limited company registered under the laws of Western Australia, Australia.  Under the Option Agreement:

(1) AMIC shall (a) incorporate a wholly owned special purpose vehicle ("SPV") in the Kingdom of Saudi Arabia and (b) subject to certain exceptions as set out in the Option Agreement, transfer (or procure the transfer of) the assets, liabilities and contracts used for its Jazan-based titanium slag smelting Slagger Business (as defined in the Option Agreement) to the SPV; and

(2) subject to the satisfaction of certain conditions precedent set out in the Option Agreement (including but not limited to (a) in the case of AMIC (but not Tronox) exercising its option, the Slagger (as defined in the Option Agreement) reaching sustainable operations and (b) in the case of either party exercising its option, the completion of the transaction set out in the "Transaction Agreement" between Tronox and another subsidiary, Cristal, as referred to in note (17), AMIC shall have an option to require Tronox to purchase, and Tronox shall have an option to require AMIC to sell, 90 percent of AMIC's ownership in the SPV.

The execution of the Option Agreement follows a Technical Services Agreement between AMIC and Tronox executed on 15 March 2018, whereby Tronox provides certain technical assistance to AMIC to facilitate start-up of the Slagger.

As part of the Option Agreement, Tronox has agreed to lend AMIC and/or the SPV (as applicable in accordance with the Option Agreement) up to $125 million for capital expenditures and operational expenses (as further detailed in the Option Agreement) (the "Tronox Loan"). The total consideration payable by Tronox is $447 million (comprised of the effective assumption of external debt of $322 million, plus the provision of the $125 million Tronox Loan), subject to post-closing adjustments for cash, debt and working capital (as further detailed in the Option Agreement). As of 31 December 2018, neither AMIC nor Tronox may exercise its option under the Option Agreement as their respective conditions to option exercise as specified in the Option Agreement have not yet been fulfilled.

At the statement of financial position date, AMIC Management is of the view that the high probability test of transaction completion as required by IFRS 5: “Non-current Assets Held-for-Sale and Discontinued Operations” before assets and liabilities are reclassified as “held for sale” had not been met due to status of the required regulatory clearances related to the completion of the transaction set out in the “Transaction Agreement” as well as uncertainty with respect to the conditions for the exercise of call or put Option, and consequently no reclassification has occurred in AMIC.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
11	INVESTMENTS AT FAIR VALUE THROUGH OTHER COMPREHENSIVE INCOME

	2018	2017
	SR '000	SR '000

Available-for-sale investments (see note (a) below)	6,668	6,294
Investment Marafiq	1,004	1,004

	7,672	7,298

(a) This includes the Parent Company’s investment in a share of Kingdom of Saudi Arabia entity and shares from a legal settlement in Brazil. The fair value of the investments in the Kingdom of Saudi Arabia entity could not be determined, therefore, this investment is valued at cost less impairment, if any.

12	GOODWILL

	Cristal Inorganic Chemicals ('CIC') SR '000	Jiangxi Tikon Titanium Co Ltd ('JTT') SR '000	2018 Total SR '000

Opening balance	654,554	7,607	662,161
Foreign currency movements	(23,846)	-	(23,846)

Closing balance	630,708	7,607	638,315

	Cristal Inorganic Chemicals ('CIC') SR '000	Jiangxi Tikon Titanium Co Ltd ('JTT') SR '000	2017 Total SR '000

Opening balance	636,993	7,607	644,600
Foreign currency movements	17,561	-	17,561

Closing balance	654,554	7,607	662,161

Cristal Inorganic Chemicals Netherlands Cöoperatief W.A. and subsidiaries, was transferred by Cristal Inorganic Chemicals Limited to Cristal effective January 1, 2017 as part of a corporate reorganization in which Cristal Inorganic Chemicals Limited was liquidated.

Annual test for impairment

During the financial year, the Company assessed the recoverable amount of its assets, including goodwill and other intangible assets, and determined that goodwill was not impaired.  The business has utilized a discounted cash flow model as the basis to determine the recoverable amount.

Key assumptions made in the asset impairment calculations are as follows and are listed for each of the cash generating unit’s with material goodwill and other intangible balances:

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Cristal Inorganic Chemicals
(i)
The projected cash flows used were based on the 5 year business plan forecasts approved by management.  Management believes this is the best available information on projected sales and production volumes, sales prices and production costs.

(ii)	The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 2.8% (2017: 2.8%).

(iii)	The discount rate of 9.8% (2017: 11.3%) was applied to the cash flow projections, based on the weighted-average cost of capital of the Company.

Cristal Metals
(i)
The projected cash flows used were based on the 10 year business plan forecasts approved by management.  Management believes this is the best available information on projected sales and production volumes, sales prices and production costs.

(ii)	The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 4.6% (2017: 4.6%).

(iii)
The discount rate of 17.0% (2017: 17.0%) was applied to the cash flow projections, based on the long term risk free rate and the equity, size, industry and company risk premium, without considering the effect of tax.

(iv)	The corporation tax used was 28.8% (2017: 28.8%)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
13	OTHER INTANGIBLE ASSETS

	Patents & Trademarks	Technology	Others	Total

	SR '000	SR '000	SR '000	SR '000
Cost

Balance at January 1, 2017	66,597	454,738	146,548	667,883
Additions	-	-	560	560
Transfer from other non-current assets	-	-	3,650	3,650
Impairment	(28,950)	-	-	(28,950)
Disposal	-	-	(18,753)	(18,753)
Foreign currency translation & other	1,105	14,509	4,804	20,418

Balance at December 31, 2017	38,752	469,247	136,809	644,808

Additions	-	-	992	992
Transfer from other non-current assets	-	-	-	-
Impairment	-	(7,500)	-	(7,500)
Disposal	-	-	(1,627)	(1,627)
Foreign currency translation & other	(1,444)	2,973	(6,301)	(4,772)

Balance at December 31, 2018	37,308	464,720	129,873	631,901

Accumulated Amortisation

Balance at January 1, 2017	(330)	(253,467)	(74,692)	(328,489)
Amortization expense	(170)	(27,541)	(6,341)	(34,052)
Transfer from other non-current assets	-	-	(1,898)	(1,898)
Disposals	-	-	18,747	18,747
Foreign currency translation & other	(29)	(7,688)	(1,230)	(8,947)

Balance at December 31, 2017	(529)	(288,696)	(65,414)	(354,639)

Amortisation expense	(173)	(26,450)	(6,223)	(32,846)
Transfer from other non-current assets	-	-		-
Disposals	-	-	1,627	1,627
Foreign currency translation & other	35	(12,364)	931	(11,398)

Balance at December 31, 2018	(667)	(327,510)	(69,079)	(397,256)

Net Book Value

Balance at December 31, 2017	38,223	180,551	71,395	290,169

Balance at December 31, 2018	(667)	(327,510)	(69,079)	234,645

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
The result of the Company’s 2018 impairment calculation for Cristal Metals was that the discounted future cash flows could not support the carrying value of certain intangibles resulting in the Company recognizing SR 7,500,000 of impairment expense for Trademarks and Patents. Further details regarding impairment calculations are contained in note 12.

14	ZAKAT AND INCOME TAX

The Company is an entity domiciled in the Kingdom of Saudi Arabia. The Company operates through its various subsidiaries in a number of countries throughout the world.  Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. In the Kingdom of Saudi Arabia zakat is payable based on the financial statements of the Parent Company.

The significant components of the provision for zakat and income taxes were as follows:

	2018 SR '000	2017 SR '000
Current
Federal income tax	-	76,926
State income tax	(615)	(281)
Foreign income tax (non-U.S.)	(128,016)	(30,322)

Total benefit/(expense) from current income taxes	(128,631)	46,323
Zakat	(134,816)	(3,750)

Total benefit/(expense) from current zakat and income taxes	(263,447)	42,573

Deferred
Federal income tax	23,801	38,561
State income tax	949	4,665
Foreign income tax (non-U.S.)	(14,261)	8,947

Total benefit/(expense) from deferred income taxes	10,489	52,173

Total benefit/(expense) from zakat and income taxes	(252,958)	94,746

Deferred tax related to items recognized in OCI during the year:

	2018 SR '000	2017 SR '000
Remeasurement of the minimum pension adjustment	(4,099)	42,431
Remeasurement of the other pension retirement benefits	1,279	(2,569)

Deferred tax recognized in total shareholder's equity	(2,820)	39,862

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
The zakat and income tax on the Company’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	2018 SR '000	2017 SR '000

Income tax calculated at domestic tax rates in the respective countries	(173,418)	(38,874)
Reserves against U.S. tax positions	-	98,944
De-recognition of Switzerland deferred tax asset	2,415	9,079
De-recognition of Netherlands deferred tax asset	(8,812)	(24,941)
De-recognition of U.S. deferred tax asset	(4,429)	(21,199)
Movements in Brazil deferred tax	7,286	3,585
Change in France unrecognized deferred tax assets	20,595	42,233
De-recognition of China deferred tax asset	(3,086)	-
Nontaxable income & research & development credits	35,602	27,371
Nondeductible expenses	(22,590)	(24,626)
Zakat Tax - Saudi Arabia	(66,558)
Unrecognized US & UK deferred taxes	3,281	17,040
Change in jurisdictional tax rates	604	72,034
Change in prior year tax positions	(44,414)	(55,343)
U.S. state and local taxes	-	-
Nondeductible amortization expense	-	-
Other (including zakat)	566	(10,557)

Total benefit/(expense) from zakat and income taxes	(252,958)	94,746

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating losses.  Significant components of the Company’s deferred income tax liabilities and assets were as follows:

	2018	2017
	SR '000	SR '000
Deferred income tax assets
Net operating losses & AMT credit	240,064	300,618
R&D tax credit carryovers	62,733	55,481
Accrued and prepaid expenses	11,659	13,684
Accrued compensation	10,046	10,050
Interest expense carryover	31,968	22,230
Restructuring reserve	17,951	17,572
Inventory revaluation & capitalization	(11,272)	(7,504)
Non-trading losses	-	-
Environmental Remediation	48,986	50,549
Other	8,835	12,225

Total deferred income tax assets	420,970	474,905

Deferred income tax liabilities
Depreciation and amortization	(213,518)	(205,887)
Adjustments related to uncertain tax positions	(203,082)	(235,951)
Employee benefit plans	(4,219)	(11,385)
Deferred revenue & shutdown costs	(1,402)	(2,801)
Other	(1,605)	(2,868)

Total deferred income tax liabilities	(423,826)	(458,892)

Net deferred income tax asset/(liability)	(2,856)	16,013

In assessing the recoverability of deferred tax assets, management considers whether it is probable that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which (i) the net operating losses can be utilized, and/or (ii) the temporary differences can be reversed.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income (excluding taxable amounts arising from deductible temporary differences that are expected to originate in future periods) and tax strategies in making this assessment.  In order to fully realize the deferred tax asset related to the net operating losses, the Company will need to generate sufficient future taxable income in the countries where these net operating losses exist.  Based upon projections for future taxable income over the periods in which the net operating losses can be utilized and/or the temporary differences can be reversed, management believes it is probable that the Company will realize the recorded deferred tax assets.

At December 31, 2018, the Company has tax losses, the tax benefit of which would be SR 628.3 million at current statutory rates. Of this total benefit, SR 226.9 million is recognized for deferred tax purposes.  At December 31, 2017, the tax benefit was SR 814.5 million of which SR 285.4 million was recognized for deferred tax purposes.

The unrecognized tax benefit in Brazil at December 31, 2018 is SR 23.0 million compared to SR 41.2 million at December 31, 2017 and does not have an expiration date. The amount of tax loss carryforwards in Brazil that can be used annually is limited to 30% of annual Brazilian taxable income. At December 31, 2018, France has unrecognized carryforward losses with an expected net tax benefit of SR 201.3 million compared to SR 316.4 million at December 31, 2017 that does not have an expiration date.  The amount of net operating losses that can be offset against subsequent taxable income is limited to 50% of that year’s taxable income exceeding EUR 1 million.  The remaining 50% of income will be taxed at the general corporate tax rate.  The unrecognized tax benefit in Switzerland at December 31, 2018 is SR 64.6 million compared to SR 68.6 million at December 31, 2017 that expire beginning in 2023. In the U.S., the unrecognized tax benefit at December 31, 2018 is SR 112.4 million compared to SR 102.7 million at December 31, 2017. The losses incurred through 2017 expire beginning in 2029. The losses incurred in 2018 and thereafter have no expiration date due to the US tax law change enacted in December, 2017. However, the application of post-2017 losses is limited to 80% of a subsequent year’s taxable income.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
At December 31, 2017, the Company reassessed the deferred tax assets in France. Based on recent earnings and outlook, the Company decreased its recognized deferred tax asset to SR 42.1 million. The most significant component of the recorded deferred tax asset consists of past operating losses that are expected to be realized with projected positive earnings in the next few years. While France utilized a portion of the released deferred tax asset in the form of its limited application of net operating loss carry forward against 2017 taxable income, no additional deferred tax assets were recognized during 2018.

During 2008, the Company purchased a mining company in Australia.  Although the operating results of the mining company are not reported in the Australian manufacturing company’s group financial statements under Cristal Australia Pty, Ltd., the Company is allowed to file a group tax return with Australian mining and manufacturing subsidiaries in Australia.  Under Australian tax rules, the mining company may contribute existing taxable losses to the manufacturing group.  The deferred tax asset for the contributed tax losses is SR 156.5 million at December 31, 2018 compared to SR 198.4 million at December 31, 2017.

The Company files income tax returns with U.S Federal, state and foreign jurisdictions.  Federal income tax returns are generally subject to examination for a period of three years after filing the respective return; state income tax returns are generally subject to examination for a period of three to five years after filing the respective return; however, the state effect of any federal tax return changes remains subject to examination by various states for a period generally of up to one year after formal notification to the state.  The statutes of limitations for foreign jurisdictions generally ranges from four to six years, and in the case of deliberate behaviour, the statutes can be extended up to 20 years after filing the respective tax return.

The 2017 Tax Cuts and Jobs Act (“TCJA”), signed into law in the U.S. on December 22, 2017, has significantly impacted how the U.S. imposes income tax on multinational corporations. The new legislation contains several key tax provisions that could potentially impact the Company effective January 1, 2018. The Company was required to recognize the effect of the tax law changes in the period of enactment. For December 31, 2017 the Company estimated the impact of the TCJA on its financial statements based on the information available at the time the audit of the statements was completed. During 2018, a review of the Company’s financial transactions and analysis of certain financial positions were undertaken to further solidify the estimated impact of the TCJA from the end of 2017. Based on this information, the re-measurement of the Company’s U.S. deferred tax assets and liabilities noted in the Company’s 2017 annual report was confirmed. As of December 31, 2018, the 2018 analysis undertaken revealed two impact areas from the TCJA for the company: (1) application of the IRC Section 59A Base Erosion and Anti-Abuse Tax (“BEAT”) creating a U.S. tax liability of approximately SR 1.9M and (2) an unfavorable impact of the new rules regarding the limitation on business interest expense deductions under IRC Section 163(j) on U.S. taxable income.

The U.S. Department of Treasury issued proposed regulations and interpretive guidance during the fourth quarter of 2018 on multiple areas covered by the TCJA including BEAT and IRC Section 163(j). It is expected that in the coming months additional regulatory guidance will be issued and further clarification on accounting treatment will be forthcoming on the impact of TCJA. This will require the Company to undertake additional analysis to see whether these recently published and subsequently issued positions will impact the analysis and computations already completed and reflected in the December 31, 2018 financial statements. The final analysis, which will be recorded in the period completed, may be different from the Company’s current provisional amounts and could materially affect the Company’s tax obligations and effective tax rate.

Changes in the tax laws of foreign jurisdictions could arise as a result of the base erosion and profit shifting (BEPS) project being undertaken by the Organization for Economic Co-operation and Development (OECD) as well as the EU Anti-Tax Avoidance Package. The OECD, which represents a coalition of member countries, has concluded changes to numerous long-standing tax principles. These changes will increase the compliance burden within the adopting jurisdictions, may increase tax uncertainty and may adversely affect our provision for income taxes.

The BEPS Action Plan adopted by the OECD and G20 countries in 2013 recognizes that enhancing transparency for tax administrations by providing them adequate information to assess high-level transfer pricing and other BEPS-related risks is a crucial aspect for tackling the BEPS problem. The BEPS Action 13 report provides a template for multinational enterprises to report annually and for each tax jurisdiction in which they do business the financial and other information requested within the “Country-by-Country” (CbC) Report. The Company filed its CbC Report in the jurisdiction of its wholly-owned subsidiary, Cristal Inorganic Chemicals Cöoperatief W.A. (The Netherlands), prior to December 31, 2018. As of December 31, 2018, the Company was monitoring the other jurisdictions where it conducts business to obtain confirmation that the report in their jurisdiction had been filed.

There are no income tax consequences attached to the payment of dividends in 2018 by the CIC group to its shareholders.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Cash paid for taxes during the years ended December 31, 2018 and 2017 was SR 103.1 million and SR 9.4 million, respectively.

The movement in the net zakat debtor was as follows:

	2018	2017
	SR '000	SR '000

Opening balance, net debtor/(creditor)	3,183	6,933
Paid	45,041	-
Current year provison benefit/(expense)	(80,762)	(3,750)
Adjustment benefit/(expense) relating to prior years	(54,055)	-

Closing balance, net debtor/(creditor)	(86,593)	3,183

Status of zakat assessments
The Company has finalized its zakat assessments with the General Authority of zakat and Tax (GAZT) for all years up to 2008.

During 2012, the Company settled zakat for 2011 amounting to SR 53.6 million under appeal since it believes that zakat should be calculated on the zakat base and not on the adjusted zakatable profit, which was higher than the zakat base. Management do not agree to the aforementioned zakat basis, and fully expect that it will prevail in its appeal.

During 2013, the Company received assessments for the years 2009 to 2011, whereby the GAZT claimed additional zakat of SR 73 million. The Company has objected to the assessments with the objection still under review by the GAZT. As at 31 December 2018 there is an aggregate remaining prepayment relating to these periods of SR 17 million (2017: SR 17 million).

During 2018, the Company received assessments for the years 2012 to 2015, whereby the GAZT claimed additional zakat of SR 210 million. The Company has objected to the assessments with the objection still under review by the GAZT. As at 31 December 2018 there is an aggregate remaining provision relating to these periods of SR 23 million (2017: SR 12 million).

The zakat declarations for the years 2016 to 2017 are submitted and currently under review by the GAZT.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
15	EXPLORATION AND EVALUATION COSTS

	2018	2017
	SR '000	SR '000
Cost
Opening balance	406,217	415,175
Additions	12,713	7,718
Transfers	(74,024)	(32,541)
Foreign currency movements	(17,971)	15,865

Closing balance	326,935	406,217

Accumulated Impairment Charges
Opening balance	(31,532)	(22,838)
Additions	-	-
Transfers	-	-
Write off exploration	(443)	(7,092)
Foreign currency movements	2,429	(1,602)

Closing balance	(29,546)	(31,532)

Net Book Value	297,389	374,685

The ultimate recoupment of costs carried forward as exploration and evaluation assets is dependent upon the successful development and commercial exploitation or alternatively, sale of the respective areas of interest.

The Company annually reviews tenements under exploration as to potential recoupment of costs. At times, a tenement previously assessed to have a "low" likelihood of recoupment of costs may be reassessed to a "medium" likelihood thereby creating a reversal of previous impairment losses.

16	OTHER ASSETS

	2018	2017
	SR '000	SR '000

Employee benefits asset	88,549	74,007
Prepaid bank fees	1,460	4,603
Prepayments and other receivables	61,659	39,074

	151,668	117,684

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
17	ACCOUNTS PAYABLE AND ACCRUALS

	2018	2017
	SR '000	SR '000

Trade accounts payable	706,076	900,891
VAT and other taxes payable	219,120	158,192
Interest accrual	8,964	67,805
Payroll and benefits	214,657	228,804
Other	92,842	165,395

	1,241,659	1,521,087

18	PROVISIONS

	Current		Non Current

	2018	2017	2018	2017
	SR '000	SR '000	SR '000	SR '000

Product sales rebates	130,905	134,472	-	-
Restructuring	1,799	2,193	13,001	9,878
Asset retirement obligation	6,655	12,076	290,144	309,691
Environmental accrual	4,891	12,003	74,247	66,952
Legal and other reserves	7,233	8,811	15,093	17,911

	151,483	169,555	392,485	404,432

	Product sales rebate	Restructuring	Asset retirement obligation	Environmental	Legal and other
	SR '000	SR '000	SR '000	SR '000	SR '000

Balance at January 1, 2017	115,495	86,567	133,932	168,910	-
Additions	(124,111)	(4,831)	(22,206)	(2,242)	(11,750)
Reductions/payments	(179,888)	(6,579)	(6,219)	(16,418)	-
Foreign currency movements	322,394	10,726	38,347	26,171	10,954
Adjustments/other	582	(73,812)	177,913	(97,466)	27,518

Balance at December 31, 2017	134,472	12,071	321,767	78,955	26,722

Additions	147,645	2,779	1,181	4,091	9,222
Reductions/payments	(141,039)	(3,158)	(12,319)	(3,639)	(12,350)
Foreign currency movements	(773)	(682)	(34,107)	(269)	(3,860)
Adjustments/other	(9,400)	3,790	20,277	-	2,592

Balance at December 31, 2018	130,905	14,800	296,799	79,138	22,326

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Product sales rebate

The product sales rebates provision represents the amount due to customers from volume sales rebate agreements.  Throughout a financial period these rebate provisions are calculated based on amounts specified in the rebate agreements and management’s estimates of the volume of sales that will be made.  At the end of the year these amounts are recalculated based on the known volume of sales.

Restructuring

Le Havre
A restructuring reserve was raised as part of the purchase accounting in the 2007 accounts to cover the costs of closure of the Le Havre Plant in France except for the costs associated with the dismantling and environmental clean up of the Le Havre Plant.  These costs are included in asset retirement obligations.  All costs relating to the closure have been charged to this provision after the plant ceased operations at the end of March 2008.  The total restructuring reserve and asset retirement obligation for Le Havre is monitored closely and revised as current information with more precise costs becomes available.

HPP finishing section
The finishing section of HPP was closed in April 2011 following the formal closure of the base pigment manufacturing section of the plant in 2010.  The finishing section was closed as the Company made the judgment that continuing to operate the plant was no longer cost effective.  All costs relating to the closure have been charged to this provision.  The largest remaining portion ($20.0 million) of the restructuring reserve is environmental remediation costs based upon management’s best information at this time.  The total restructuring reserve is monitored closely and revised as current information with more precise costs becomes available.

Asset retirement obligation

Rehabilitation and mine closure
Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going revegetation programmes. Rehabilitation and mine closure costs are provided for at the present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in the present value of the provision at the end of the reporting period. The cost of rehabilitation and mine closure is capitalised as property, plant and equipment to the extent it gives rise to future economic benefits.

Other
The provision for asset retirement costs for certain facilities and landfills owned and/or operated by the Company is based on the Company’s historical experience.  The provision estimates the future costs and discounts the amounts to present value using the same discount rate as used for asset impairment testing (note 9).  The provisions are reviewed on an annual basis.  Revisions to the provision could occur due to changes in the estimated retirement costs or useful lives, additional assets that require future decommissioning and new or revised governmental regulations.

Environmental remediation

The provision for the environmental remediation represents management’s best estimate of the future outflow of economic benefits for the remediation costs associated with operating the various manufacturing facilities around the world.  Changes to regulatory agencies, development of new remediation technology and future investigation could impact the provision.  However, management is unaware of any significant changes and believes the current recorded liability is sufficient.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
19	EMPLOYEE BENEFITS

Defined Contribution plans

Some of the Group’s overseas subsidiaries sponsor defined contribution plans for all qualifying employees in each of their manufacturing regions. The assets of the plans are held under the control of trustees, separately from the assets of the subsidiaries. Participants are fully vested in the Group’s contribution.

The total expense recognized in the consolidated statement of profit and loss for the years ended 31 December 2018 and 2017 are SR 49.16 million and SR 49.66 million respectively, represents the contributions earned by the participants at rates specified in the rules of the plans.

Defined benefit plans

The Group has defined benefit pension and end of service plans for its employees in accordance with the local regulations in many regions where the Group operates and where the companies are located including Kingdom of Saudi Arabia. These plans cover 719 employees.  End of service benefits are based on years of service and reason for leaving and are funded through general assets of Cristal.

Some of the overseas subsidiaries also sponsor defined pension benefit pension plans in each of the following manufacturing regions: US, Australia, United Kingdom and France. Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions. The funding of these plans is consistent with local requirements in the countries of establishment. There are two U.S. plans covering 1,398 represented and non-represented employees, including 665 represented and non-represented active employees.  The Australian plan is frozen to new hires and covers 67 employees.  The United Kingdom plan is frozen to future accrual and covers 775 members.  The French plan covers 239 active employees.  Cristal also provides retirement benefits through various insurance contracts to fewer than 30 employees in continental Europe.  Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions.  Cristal funds its non-U.S. and U.S. plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law.  In the United Kingdom, a Trustee board provides governance to the scheme.  The current Trustee board is comprised of 6 members who cover a broad range of appropriate skill sets.  The Supplemental Executive Retirement Plan (“SERP”) and Permanent Transfer Plan (“TERP”) are funded through general assets of Cristal.

The measurement date of all benefits obligations and plan assets is December 31. The present values of the defined benefit obligation, and the related current service cost and past service cost were measured using the projected unit credit method. The plans are exposed to a number of risks including:

•	Investment risk: movement of discount rate used (high quality corporate bonds denominated in the same currency as the post-employment benefit obligations) against the return from plan assets
•	Interest rate risk: decreases/increases in the discount rate used (high quality corporate bonds will increase/decrease the defined benefit obligation
•	Longevity risk: changes in the estimation of mortality rates of current and former employees
•	Salary risk: increases in future salaries increase the gross defined benefit obligation.

In addition, Cristal sponsors postretirement benefit plans other than the pension for U.S. employees, which provide medical insurance to most employees and their dependents and life insurance to specific groups of employees. Net other postretirement benefit costs for the years ended December 31, 2018 and 2017 were both SR 1.46 million.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Amount of benefits recognized as an expense

The amount recognized in consolidated statement of profit and loss in respect of these defined benefit plans is as follows:

	2018	2017
	SR '000	SR '000
Service cost:
Current service cost	35,545	37,119
Past service cost	(1,485)	4,376
Net interest expense	6,152	9,940

Net periodic benefit cost	40,212	51,435

Amount of benefits recognized in comprehensive income

The amount recognized in consolidated comprehensive income in respect of these defined benefit plans is as follows:

	2018	2017
	SR '000	SR '000
Remeasurement on the net defined liability:
Return on plan assets	(77,747)	66,793
Actuarial gains from changes in demographic assumptions	(7,542)	22,947
Actuarial losses from changes in financial assumptions	85,183	(8,357)
Actuarial (losses) gains from experience adjustments	(49,026)	6,218

Components of defined benefit costs recognized	(49,132)	87,601

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Movements in defined benefit obligation and plan assets

Movements in the present value of defined benefit obligations and related plan assets are as follows:

	2018	2017
	SR '000	SR '000

Benefit Obligation, January 1	1,479,572	1,444,251
Service cost	33,263	33,140
Interest cost	45,224	49,833
Plan amendments	(1,485)	4,376
Actuarial gain (loss)
From changes in demographic assumptions	7,349	(22,254)
From changes in financial assumptions	(86,495)	9,143
From experience adjustments	49,226	(6,380)
Benefits paid	(116,348)	(95,414)
Foreign exchange effects	(42,611)	62,877

Benefit obligation, December 31	1,367,695	1,479,572

Change in plan assets
Beginning of the year	1,344,076	1,240,908
Expected return on plan assets	(79,440)	66,854
Interest income on plan assets	39,071	39,892
Expected administrative expenses	(3,369)	(4,636)
Company contributions	28,010	25,816
Member contributions	909	995
Benefits paid	(103,648)	(89,714)
Foreign exchange effects	(47,796)	63,961

Fair value of plan assets, December 31	1,177,813	1,344,076

Funded status, December 31	(189,882)	(135,496)

	2018	2017
	SR '000	SR '000

Present value of funded defined benefit obligation	(1,367,695)	(1,479,572)
Fair value of plan assets	1,177,813	1,344,076

(Surplus) / Deficit	(189,882)	(135,496)

For funded pension plans in a surplus position, related assets are shown under non-current assets.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Significant assumptions

The significant assumptions used in determining defined benefit obligations are as follows:

	2018	2017

Discount rates %	2.90 - 5.80	2.55 - 4.95
Rate of compensation increase %	2.00 - 5.00	3.00 - 5.20
Average longevity at valuation date for current pensioners (years)
Males	11.25	11.64
Females	12.77	13.36
Average longevity at valuation date for current employees (years)
Males	29.64	29.85
Females	33.38	34.07
Average longevity at valuation date for terminated vested employees (years)
Males	25.76	26.46
Females	29.04	29.68

Assumptions regarding future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory.  These assumptions translate into an average life expectancy in years for pensioner retiring at age 65 outside of KSA and at age 60 in the Kingdom.

A quantitative sensitivity analysis for significant assumption on the defined benefit obligation as at 31 December 2018 and 31 December 2017 is, as shown below:

The sensitivity analyses have been determined based on a method that extrapolates the impact on the defined benefit obligation as a result of reasonable changes in key assumptions occurring at the end of the reporting period. It is based on a change in a significant assumption, keeping all other assumptions constant and may not be representative of an actual change in the defined benefit obligation as it is unlikely that changes in assumptions would occur in isolation of one another. The same method has been applied for the sensitivity analysis as when calculating the recognized pension liability.

	2018	2017
	SR '000	SR '000

Discount rate is 100 basis points higher, the DBO would decrease by:	134,786	153,851
Discount rate is 100 basis points lower, the DBO would increase by:	164,236	189,014

Expected Salary Growth increases by 1%, the DBO would increase by:	45,380	35,738
Expected Salary Growth decreases by 1%, the DBO would decrease by:	40,343	31,785

Life expectancy increases by 1 year, the DBO would increase by:	26,741	32,089
Life expectancy decreases by 1 year, the DBO would decrease by:	26,581	31,898

Expected Inflation Rate increases by 1%, the DBO would increase by:	45,811	54,463
Expected Inflation Rate decreases by 1%, the DBO would decrease by:	47,930	55,781

The average duration of the benefit obligation is 9.68 years for active participants; 8.51 years for in-pay participants; and 18.42 years for terminated vested participants.

The average duration of the post retirement benefit obligation is 13.86 years for active participants; and 6.97 years for in-pay participants.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
The major categories of plan assets at the reporting date for each asset category at 31 December 2018 and 31 December 2017 is, as shown below:

	Fair Value of plan assets
	2018	2017
Asset Category	SR '000	SR '000

Debt instruments	530,597	552,655
Insurance contracts	322,363	364,000
Equity instruments	244,496	355,907
Cash & cash equivalents	41,058	26,301
Diversified growth	32,149	36,393
Property	7,150	8,820

	1,177,813	1,344,076

The fair values of the above equity and debt instruments are determined based on quoted market prices in active markets whereas the fair value of properties and derivatives are not based on quoted market prices in active markets.

Cristal expects to contribute approximately SR 23.97 million to its defined benefit plans during 2019.

Investments are diversified within asset classes with the intent to minimize the risk of large losses to the Plans.  The U.S. portfolio is composed of mutual funds and other pooled asset portfolios that are managed in accordance with the diversification and industry concentration restrictions set forth in the Investment Company Act of 1940, as amended (the “1940 Act”).  Pursuant to the provisions of the 1940 Act, a mutual fund may not, with respect to 75% of its assets, (i) purchase securities of any issuer (except securities issued or guaranteed by the United States Government, its agencies or instrumentalities) if, as a result, more than 5% of its total assets would be invested in the securities of such issuer, or (ii) acquire more than 10% of the outstanding securities of any one issuer.  In addition, no mutual fund may purchase any securities which would cause more than 25% of its total assets to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that this limitation does not apply to investments in securities issued or guaranteed by the United States Government, its agencies or instrumentalities.  The investments are marketable securities that provide sufficient liquidity to meet expected benefit obligations.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Movements in the present value of other postretirement benefit obligations and related plan assets for 2018 and 2017 is, as shown below:

	2018	2017
	SR '000	SR '000
Change in benefit obligation
Beginning balance	29,805	27,514
Service Cost	474	435
Interest cost on obligation	982	1,026
Actuarial gain
From changes in demographic assumptions	(2,388)	(492)
From changes in financial assumptions	(2,233)	2,042
Benefits paid	(480)	(720)

Benefit obligation, December 31	26,160	29,805

Change in plan assets
Beginning balance	-	-
Employer contributions	480	720
Benefits paid	(480)	(720)

Fair value of plan assets, December 31	-	-

Funded status, December 31	(26,160)	(29,805)

Amounts recognized in the Consolidated Balance Sheet consisted of
Other postretirement liability, current	(1,661)	(1,838)
Other postretirement liability, non-current	(24,499)	(27,967)

Funded status, December 31	(26,160)	(29,805)

Due to the fixed company-provided subsidy, there is no assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2018.  A 1% increase or decrease in the assumed health care cost trend rates or the life expectancies in each year would not have a material effect on the accumulated other postretirement benefit liability as of December 31, 2018 and would not have a material effect on the aggregate service and interest components of the net periodic other postretirement benefit cost for the year then ended.  If the discount rate is 100 basis points higher (lower), the defined benefit obligation would decrease by SR 2.25 million for 2018 and SR 2.84 million for 2017 and increase by SR 3.00 million and SR 3.43 million for 2018 and 2017, respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
20	SHORT TERM LOANS

The Parent Company has credit facilities from several banks for bank overdraft, short-term debt, letters of credit and guarantee, documentary credits, clean import loan and forward foreign exchange transactions.

The following amounts in Subsidiaries were outstanding:

	2018	2017
	SR '000	SR '000

China mortgage loan	-	11,517
United States of America insurance premium financing	5,029	5,923

	5,029	17,440

China Mortgage Loan
On 6 July 2017 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a SR 11.5 million (CNY 20 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan was repaid at maturity on 5 July 2018.

The Bank had a mortgage over the real estate and plant, machinery and equipment of Jiang Xi Tikon Titanium Products Co. Ltd.

Insurance Premium Financing
The Company financed its global insurance program for the renewal years starting May 15, 2018 and 2017 through AFCO Credit Corporation.  This global program includes the following insurance lines:  property, global liability, environmental, automobile, workers compensation, fiduciary, and travel.   The amount of the insurance program that was financed totalled SR 20.8 million for the 2018 renewal compared to a financed amount of SR 19.5 million for the 2017 renewal.

21	LONG TERM LOANS

	2018	2017
	SR '000	SR '000

Parent Company	5,620,221	6,720,529
Subsidiaries	76,479	262

	5,696,700	6,720,791

Parent Company

	2018	2017
	SR '000	SR '000

SIDF bridge facility	-	608,129
Syndicated bank debt	5,642,148	6,157,221
Less: unamortised deferred financing costs	(21,927)	(44,821)

	5,620,221	6,720,529
Less: current portion	-	-

	5,620,221	6,720,529

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
Subsidiaries

	2018	2017
	SR '000	SR '000

ABL credit facility	-	-
UK credit facility	-	-
China mortgage loan	76,330	80,618
France debt	199	262

	76,529	80,880
Less: current portion	(50)	(80,618)

	76,479	262

Maturities of all long-term loans for the next five years

	2018	2017
	SR '000	SR '000

2019	50	6,720,635
2020	5,620,271	52
2021	76,379	52
2022	50	52
2023	-	-
Therafter	-	-

Closing balance	5,696,750	6,801,409

Details of the loans are as follows:

Parent Company:

Syndicated Bank Debt
On 21 September 2016, the Parent Company executed a common terms agreement with Banque Saudi Fransi as the global facilities agent, pursuant to which the Parent Company refinanced certain of its existing long-term and short-term liabilities. The refinancing facilities are made available to the Parent Company solely in Saudi Riyals by a syndicate of Saudi Arabian and international banks, are structured on a Shari’ah-compliant basis and aggregate SR 5.64 billion (2017: SR 6.16 billion). The facilities mature on 21 September 2019, however, the Parent Company has the option to exercise two one-year extension options (subject to, amongst other things, repayment or cancellation of a minimum amount of the facilities). The facilities are split into two tranches which carry a different profit (interest) rate. Although the facilities are uncollateralized, the tranche carrying the lower profit (interest) rate (which tranche represents 79% of the aggregate refinancing facilities) benefits from Tasnee’s corporate support. The Parent Company has the ability to prepay or cancel the refinancing facilities without penalty or premium.

Commencing from 31 December 2018 only, the refinancing facilities require the testing of certain financial covenants based on: (a) cash flow to debt service; and (b) EBITDA to profit (interest) charges.

On 27 June 2018, the Company paid down SR 525 million of its syndicated bank debt.  The prepayment was applied to the higher priced tranche of debt.  Based on the financing agreement, this prepayment of debt allowed the Company to extend the maturity date to 21 September 2020.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
SIDF Bridge Facility
Long term debt includes SR nil (2017: SR 608.1 million) of SIDF bridge facility obtained from a local bank related to the Slagger project in Jazan. The facility is payable upon drawdown of the remaining SIDF facility. The SIDF facility has been novated to AMIC by SIDF and was therefore transferred to AMIC in 2016. This SIDF bridge facility was also novated to AMIC by the respective bank in November 2018 and was therefore transferred to AMIC in the same month.

Subsidiaries:

ABL Credit Facility
On 18 March 2014, CIC executed a SR 938 million Asset Based Lending Credit Facility (ABL Credit Facility), with Wells Fargo Bank N.A. as the Lead Bank, through two of its wholly owned subsidiaries: Cristal USA Inc. and Cristal Inorganic Chemicals Switzerland Limited. The ABL Credit Facility matures on 18 March, 2019 and is collateralized by Cristal USA Inc.’s finished goods and ore inventory and Cristal Inorganic Chemicals Switzerland Limited’s external accounts receivable. The ABL Credit Facility also provides the ability to issue SR 187.5 million ($50 million) of standby letters of credit. The Company has the ability to terminate this agreement with no prepayment penalties. The Company is currently in the process of extending the Credit Facility, due to the delay in the Tronox transaction closing, for a minimum of one year and anticipates completion by the early part of March 2019.

CIC executed two amendments to the ABL Credit Facility during 2017. The first amendment was completed on 31 March 2017, adding Cristal International BV as an additional borrower on the credit facility with this entity’s external accounts receivable as collateral.  This amendment was performed to support the transition of the principal sales entity from Cristal Inorganic Chemicals Switzerland Limited to Cristal International BV. As part of the first amendment Cristal Inorganic Chemicals Switzerland Limited was permitted to borrow funds until the end of 2017 and was removed from the ABL Credit Facility in August 2018. In addition, as part of the first amendment to the ABL Credit Facility, Cristal International Chemicals Netherlands Cöoperatief W.A. replaced Cristal Inorganic Chemicals Limited as the consolidating entity for Cristal’s International TiO2 business operations as the company focused on streamlining its organization structure.

The second amendment to the ABL Credit Facility was executed on 22 December 2017 and allowed Cristal International BV to enter into a Profit Split Agreement with The National Titanium Dioxide Company Limited. Based on agreed upon financial reporting requirements and meeting certain financial conditions, Cristal International BV has the ability to transfer funds to The National Titanium Dioxide Company Limited after the annual profit split calculation is determined and approved by the directors of Cristal International BV.

CIC has the ability to borrow funds in US Dollars, Euros, Sterling, or other currencies that are approved by the administrative agent and the lenders. As of 31 December 2018 and 31 December 2017, there were no amounts drawn in any currency. All amounts drawn under the ABL Credit Facility were denominated in US dollars during 2018 and 2017. There are currently SR 20.9 million (2017: SR 32.6 million) in letters of credit outstanding on the facility.

The ABL Credit Facility does not require the testing of financial covenants unless the CIC is in a Compliance Period where the unutilized portion of the facility is less than fifteen percent (15%) of the maximum available credit. The Company was not in a Compliance Period as at 31 December 2018 and 31 December 2017.

UK Credit Facility
On 30 June 2015, Cristal Pigment UK Limited, a subsidiary company, executed a SR 375 million ($ 100 million) Credit Facility (UK Credit Facility) with Emirates Bank NBD PJSC, London Branch through its entity domiciled in the United Kingdom, Cristal Pigment UK Limited, as Lender, and Cristal Inorganic Chemicals Netherlands Cöoperatief W.A., as Guarantor. The UK facility was scheduled to mature on 31 December 2018, however, the Company extended the current maturity date to 30 June 2019. The UK facility also has the option to execute an additional extension through to the end of 2019, depending on the status of the proposed Tronox transaction closing. The UK Credit Facility is collateralized by Cristal Pigment UK Limited’s finished goods and ore inventory. The Company has the ability to terminate this agreement with no prepayment penalties.

Cristal Pigment UK Limited has the ability to borrow funds in US dollars, Euros, or Sterling. All amounts drawn under the UK Credit Facility were denominated in USD and Sterling in 2017.  There were no amounts drawn on the UK Credit Facility in 2018.

The UK Facility has one financial covenant requirement based on tangible net worth.   Tangible net worth must be equal to or exceed $700 million at the Guarantor level at the end of each quarter.  The Company was in compliance with this covenant as at 31 December 2018 and 31 December 2017.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
China Mortgage Loan
On 15 June 2015 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a SR 40.3 million (CNY 70 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan was due to mature on 14 June 2018 but was refinanced on 10 June 2018 as detailed below.

On 26 June 2015 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed a second SR 40.3 million (CNY 70 million) Mortgage Loan with Agricultural Bank of China, Fuzhou, Branch. The Mortgage Loan was due to mature on 14 June 2018 but was refinanced on 10 June 2018 as detailed below.

On 10 June 2018 Jiang Xi Tikon Titanium Products Co. Ltd, a subsidiary company, executed multiple Mortgage Loans with Agricultural Bank of China, Fuzhou, Branch totalling SR 76.4 million (CNY 140 million). Eight loan agreements were executed with multiple tranches of debt that mature between 25 April 2021 and 23 May 2021.

The Bank has a mortgage over the real estate and plant, machinery and equipment of Jiang Xi Tikon Titanium Products Co. Ltd.

Letters of Credit / Bank Guarantees

	2018	2017
	SR '000	SR '000

Bank guarantees and letters of credit	179,232	156,371

22	OTHER LIABILITIES

	2018	2017
	SR '000	SR '000

Interest rate swap	-	6,619
Other	41,142	47,838

	41,142	54,457

23	CAPITAL

The capital of the Parent Company is divided into 47,250,000 shares of SR 50 each (2017: 47,250,000 shares of SR 50 each) and held by the following shareholders:

	2018	2017

National Industrialization Company (TASNEE)	79%	79%
Gulf Investment Corporation	20%	20%
Dr. Talal Al Shair	1%	1%

24	STATUTORY RESERVE

In accordance with the Articles of Association of the Company, the Company must set aside 10% of its net income in each year as statutory reserve until the reserve equals 50% of the capital. The reserve is not available for distribution.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
25	CAPITAL CONTRIBUTION

The Company received interest free shareholder loans as detailed below. The loan advances were discounted to fair value using a market rate of interest with the interest free benefit being recorded as a deemed capital contribution. The interest payable is recorded for the term of the loan.

	Total loan advance	Fair value of loan	Deemed capital contribution
	SR '000	SR '000	SR '000

Balance at January 1, 2017			239,404

Additions
Gulf Investment Corporation	37,500	(24,317)	13,183
National Industrialization Company (TASNEE)	150,000	(97,267)	52,733

Balance at December 31, 2017			305,320

Additions
Gulf Investment Corporation	-	-	-
National Industrialization Company (TASNEE)	-	-	-

Balance at December 31, 2018			305,320

26	NON-CONTROLLING INTEREST

The movements in non-controlling interest are as follows:

	2018	2017
	SR '000	SR '000

Opening balance	131,810	109,324
Non-controlling interest share of profit/(loss)	32,050	27,630
Distributions paid	(21,392)	-
Foreign currency movements	(20,722)	(5,144)

Closing balance	121,746	131,810

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
27	LEASE COMMITMENTS

The Company leases various facilities, equipment and automobiles under non-cancellable operating lease agreements that vary in length at inception from one to twenty years.  Leases for office and research space contain renewal options that, if exercised, could extend the leases in additional five year increments.  The leases may contain an option to purchase the asset at fair market value at the end of the lease period.  The future minimum lease payments under non-cancellable lease for the next five years and thereafter are summarized as follows:

	2018	2017
	SR '000	SR '000

One year or less	75,175	106,337
More than a year and less than five years	152,567	131,668
Five years or greater	67,900	22,102

	295,642	260,107

Lease payments recognised as an expense for the year were SR 139.8 million (2017: SR 86.5 million). The Company did not have any sublease income for the year (2017: SR nil).

28	COMMITMENTS AND CONTINGENCIES

Commitments

The Company has various agreements for the purchase of ore used in the production of TiO2 and other products along with certain other agreements to purchase raw materials and utilities with varying terms that extend beyond one year.  The Company’s non-cancellable ore and utility purchase commitments for the next five years and thereafter are summarized as follows:

	2018	2017
	SR '000	SR '000

Ore	1,682,786	1,362,267
Other	392,792	266,531

	2,075,578	1,628,798

Payments recognised as expense were as follows:

	2018	2017
	SR '000	SR '000

One year or less	1,655,663	1,412,659
More than a year and less than five years	1,608,177	902,125
Five years or greater	39,311	137,443

	3,303,151	2,452,227

Contingent liabilities

Under the terms of a Deed of Cross Guarantee, Cristal Australia Pty Ltd has guaranteed the repayment of all current and future creditors of various of its subsidiaries in the event any of the controlled entities party to the Deed are wound up.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
29	SEGMENT INFORMATION

Sales by geographic location determined by the location of customers were as follows:

	2018	2017
	SR '000	SR '000

United States of America	1,622,562	1,607,014
China	721,348	690,462
Brazil	628,705	626,326
Germany	602,689	520,031
France	437,736	366,024
Australia	432,885	198,664
Kingdom of Saudi Arabia	379,675	363,515
India	334,575	311,087
Italy	229,495	207,875
Japan	226,031	113,740
Mexico	184,690	157,581
Canada	180,104	185,472
South Korea	171,680	197,662
United Kingdom	162,379	155,193
Spain	151,341	153,776
Other	1,908,049	2,181,176

	8,373,944	8,035,598

No customer accounted for more than 10% of sales during the years ended December 31, 2018 and 2017.

Non-current operating assets by geographic location consist were as follows:

	2018	2017
	SR '000	SR '000

United States of America	2,174,627	2,253,742
United Kingdom	479,746	510,706
Australia	1,695,326	2,281,456
France	394,752	405,384
Kingdom of Saudi Arabia	2,602,981	2,619,855
China	168,532	189,558
All other countries	205,975	273,955

	7,721,939	8,534,656

Non-current operating assets for this purpose consist of property, plant and equipment, intangible assets, exploration and evaluation, goodwill, and other assets, excluding pension assets.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
30	SALES

	2018	2017
	SR '000	SR '000

Pigments and titanium derivatives	7,647,708	7,290,084
Mine revenue	709,743	727,920
Other	16,493	17,594

	8,373,944	8,035,598

31	NATURE OF EXPENSES

Included within the categories on the Consolidated Statements of Profit or Loss which are categorized by function are the following expenses:

	2018	2017
	SR '000	SR '000

Employee costs	1,380,100	1,380,180
Depreciation	604,398	600,451
Amortization	32,846	34,052

32	OTHER INCOME / (EXPENSES), NET

	2018	2017
	SR '000	SR '000

Gains/(losses) on derivative financial instruments	(7,016)	(29,809)
Foreign exchange gains/(losses)	(19,948)	11,391
Legal settlements	1,718	44,572
Other	11,630	7,242

	(13,616)	33,396

33	IMPAIRMENT OF ASSETS

	2018	2017
	SR '000	SR '000

Impairment of other intangible assets (note 13)	7,500	28,950
Impairment reversal of property, plant and equipment (note 9)	(7,270)	86,037

	230	114,987

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
34	FINANCIAL INSTRUMENTS AND DERIVATIVES

	2018	2017
	SR '000	SR '000
Derivatives not designated as hedges
- Interest rate swaps net asset/(liability)	-	(6,619)
- Foreign exchange forward contracts net asset/(liability)	315	(604)

Derivatives designated as hedges
- Foreign exchange forward contracts net asset/(liability)	-	-

	315	(7,223)

Current derivative assets are included within ‘Accounts receivable and prepayments’ with current derivative liabilities included within ‘Accounts payable and accruals’. Non-current derivatives are included within ‘Other liabilities’.

Foreign exchange forward contracts

Management has considered the possibility of greater than expected budgeted increases / decreases in foreign exchange rates. The Company is exposed to certain transactions in foreign currencies due to exchange rate fluctuations. The Company forecasts that it will have Euro (“EUR”)-denominated revenue and Sterling (”GBP”) and Australian Dollar (“AUD”)-denominated purchases and is exposed to variability in forecasted Saudi Arabian Riyal (“SAR”) cash flows, as a result of foreign currency movements between the EUR, GBP, AUD and the SAR via US Dollar (“USD”) functional consolidated subsidiaries.

The Company executed 44 currency forward contracts in 2018 (2017: 6) to reduce the variability in its functional currency-equivalent cash flows, due to changes in exchange rates on its forecasted non-functional currency sales and purchases.  The sales exposure was covered by selling the non-functional currency sales forward against the Company’s functional currency and the purchase exposure was covered by selling the non-functional purchase forward against the Company’s functional currency.

During 2018, the Company entered into 12 (2017: 12), one month rolling forward currency swaps to hedge the EUR net monetary asset exposure in CIC Switzerland and Cristal International BV. This currency forward contract is not designated as a cash flow, fair value or net investment hedge. The net realized impact in the Statement of Profit or Loss was a gain of SR 8.6 million (2016: loss of SR 17.2 million).

The Company has structured all outstanding currency forward contracts, except the currency swaps mentioned above, as effective cash flow hedges.  The total notional amount of all outstanding currency contracts as of December 31, 2018 was 35 million currency EUR swaps (35.0 million currency EUR swaps as of December 31, 2017). Due to there being no outstanding currency forward contracts designated as cash flow hedges as of December 31, 2018 and December 31, 2017, there is no gain or loss recorded in the Consolidated Statement of Comprehensive Profit or Loss for either year.

Currency forward contracts with a notional value of 50.0 million EUR and 182.1 million USD matured during 2018 (15.0 million EUR and 17.8 million USD matured during 2017) with a loss of SR 24.9 million and a gain of SR 2.8 million being realized in the Statements of Profit or Loss for the years ended December 31, 2018 and 2017, respectively.  The SR 24.9 million realized loss was made up entirely from contracts executed and settled in 2018. The carrying amount of the outstanding currency forward contract is a net asset of SR 0.3 million and net liability of SR 0.6 million at December 31, 2018 and 2017, respectively.

Below is a summary of the foreign exchange forward contracts and average forward rate:

Notional Amount Outstanding (EUR)	Trade Date	Maturity Date	Forward Rate (USD)
35,000,000	31-Dec-18	31-Jan-19	1.1468

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
		Maturity less than 1 year		Maturity more than 1 year

		2018	2017	2018	2017

EUR:USD	Notional amount (EUR 000's)	35,000	35,000	-	-
	Average forward rate	1.1468	1.1959	-	-
	Fair value net asset/(liability) (SR 000's)	315	(604)	-	-

	Fair value total net asset/(liability) (SR 000's)	315	(604)	-	-

Interest rate swaps

The Company is exposed to fluctuations in variable interest rates on its short and long term loans, including its credit facilities referred to in notes 9 and 10. The Company maintains an interest rate risk management strategy that allows the use of derivative instruments such as interest rate swaps to economically convert a portion of its variable rate debt to fixed rate debt. The Company has held interest rate derivatives with certain local banks in 2017 and 2018.

There are no interest rate swaps outstanding as at 31 December 2018.

Below is a summary of the interest rate swaps notional interest amount and fair values:

	Notional amount		Fair value asset/(liability)

	2018	2017	2018	2017
	USD '000	USD '000	SR '000	SR '000

Less than 1 year	-	100,000	-	(822)
More than 1 year	-	200,000	-	(5,797)

	-	300,000	-	(6,619)

35	FAIR VALUES

The Company has certain assets and liabilities that are required to be measured at fair value on a recurring basis. These assets and liabilities are to be measured using inputs from the three levels of the fair value hierarchy, which are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3—Unobservable inputs that reflect the Company’s assumptions about the assumptions that market participants would use in pricing the asset or liability. The Company develops these inputs based on the best information available, including the Company’s data.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial net assets/(liabilities) that are required to be measured at fair value as of 31 December 2018 and 31 December 2017:

2018	Level 1	Level 2	Level 3	Total
	SR '000	SR '000	SR '000	SR '000

Marketable securities	6,668	-	-	6,668
Currency forward contracts	-	315	-	315
Interest rate swaps	-	-	-	-
Investments accounted for using the equity method	-	-	511,855	511,855

2017	Level 1	Level 2	Level 3	Total
	SR '000	SR '000	SR '000	SR '000

Marketable securities	6,294	-	-	6,294
Currency forward contracts	-	(604)	-	(604)
Interest rate swaps	-	(6,619)	-	(6,619)
Investments accounted for using the equity method	-	-	514,298	514,298

The carrying values of financial instruments, including accounts receivable, accounts payable, and short term debt, and short term debt due to Cristal approximate their fair values due to their short-term maturities.

The Company's fair value of its currency forward contracts is derived from valuation models commonly used for derivatives. Valuation models require a variety of inputs, including contractual terms, market fixed prices, inputs from forward price yield curves, notional quantities, measures of volatility and correlations of such inputs.  The Company's derivatives trade in liquid markets whereby model inputs can generally be verified and do not involve significant management judgment.

The Company's fair value of its interest rate swaps is derived from valuations provided by the counterparties providing the instrument.  The Company's derivatives trade in liquid markets whereby model inputs can generally be verified and do not involve significant management judgment.
The Company’s fair value of its investment in associate is derived from the cost adjusted by the changes in the Parent Company’s share of net assets of the associate.

The carrying value of short and long term debt recorded within the consolidated statement of financial position as of 31 December 2018 and 31 December 2017 approximates fair value as the interest rates are variable based upon market indexes.

The fair value of the due to related party long term debt recorded within the consolidated statement of financial position as of 31 December 2018 and 31 December 2017 is not materially different from the carrying value based upon an analysis of current market interest rates versus interest rates in the debt agreements.

There were no transfers between levels during 2018 or 2017.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
36	RISK MANAGEMENT

Credit risk and concentration of credit risk

Credit risk arises from the possibility of asset impairment occurring because counterparties cannot meet their obligations in transactions involving financial instruments. The Company is exposed to credit risk on cash and cash equivalents, net trade accounts receivables, due from related parties and other assets. The Company has established procedures to manage credit exposure including, credit approvals, credit limits, collateral and guarantee requirements. These procedures are based on the Company's internal guidelines.

Concentration of credit risk indicates the relative sensitivity of the Company’s performance to developments affecting a particular segment of customers.

The Company’s major risk segment is the individual customers which it mitigates through evaluation of credit worthiness. An allowance for potential doubtful receivables is maintained at a level which, in the judgment of management, is adequate to provide for potential losses on delinquent receivables.

The carrying amount of financial assets recorded in the consolidated financial statements, which are net of impairment losses, represents the Company’s maximum exposure to credit risk.

Interest rate risk

Interest rate risk is the risk that the value of a financial instrument will fluctuate because of changes in market interest rates. Floating rate instruments expose the Company to cash flow interest risk, whereas fixed interest rate instruments expose the Company to fair value interest risk. The Company is subject to interest rate risk on its interest bearing liabilities including short and long term loans.

Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its commitments associated with financial liabilities when they fall due. The Company manages liquidity risk by maintaining adequate reserves, banking facilities and revolving borrowing facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities.

Maturity analysis of financial assets and financial liabilities

The table below shows an analysis of financial assets and financial liabilities analysed according to when they are expected to be recovered or settled.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
2018	Within 3 months	3-12 months	1-5 years	Over 5 years	No fixed maturity	Total

	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000
Financial assets

Cash and cash equivalents	488,777	-	-	-	-	488,777
Accounts receivable and prepayments	1,612,667	-	-	-	-	1,612,667
Due from related parties	-	62,315	-	-	427,602	489,917
Other assets	-	-	63,119	-	-	63,119

	2,101,444	62,315	63,119	-	427,602	2,654,480
Financial liabilities

Accounts payable and accruals	1,241,659	-	-	-	-	1,241,659
Provisions	-	151,483	95,452	297,033	-	543,968
Short term loans	5,029	-	-	-	-	5,029
Due to related parties	-	163,937	-	-	1,576,116	1,740,053
Long term loans	-	50	5,696,700	-	-	5,696,750
Other liabilities	-	-	41,142	-	-	41,142

	1,246,688	315,470	5,833,294	297,033	1,576,116	9,268,601

2017	Within 3 months	3-12 months	1-5 years	Over 5 years	No fixed maturity	Total

	SR '000	SR '000	SR '000	SR '000	SR '000	SR '000
Financial assets

Cash and cash equivalents	723,104	-	-	-	-	723,104
Accounts receivable and prepayments	1,876,506	-	-	-	-	1,876,506
Due from related parties	-	292,416	-	-	777,202	1,069,618
Other assets	-	-	37,247	-	-	37,247

	2,599,610	292,416	37,247	-	777,202	3,706,475
Financial liabilities

Accounts payable and accruals	1,161,056	-	-	-	-	1,161,056
Provisions	-	177,066	360,718	16,589	-	554,373
Short term loans	5,923	11,517	-	-	-	17,440
Due to related parties	-	527,739	-	-	1,254,480	1,782,219
Long term loans	-	691,636	6,118,410	-	-	6,810,046
Other liabilities	-	-	70,688	-	-	70,688

	1,166,979	1,407,958	6,549,816	16,589	1,254,480	10,395,822

Currency risk and sensitivity

Currency risk arises from the possibility that changes in foreign exchange rates will affect the value of the financial assets and liabilities denominated in foreign currencies.

The Company has the following significant financial asset/(liability) exposures, denominated in foreign currency:

	2018	2017
	Millions of foreign currency

Great Britain Pound (GBP)	42.2	5.7
Euro (EUR)	51.5	29.0
Australian Dollar (AUD)	3.0	(60.5)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
The following table demonstrates the sensitivity to a reasonably possible change in GBP to USD, EUR to USD and AUD to USD exchange rates, with all other variables held constant. The impact on the Group’s foreign exchange gain/loss (included in other income, net on the Consolidated Statements of Profit or Loss) is due to changes in the fair value of monetary assets and liabilities including non-designated foreign currency derivatives and embedded derivatives. The impact on the Group’s cash flow hedging reserve (included in the Consolidated Statements of Changes in Equity) is due to changes in the fair value of outstanding currency forward contracts designated as cash flow hedges and net investment hedges. The Group’s exposure to foreign currency changes for all other currencies is not material.

Currency	Change in USD Rate	Effect on foreign exchange gain/(loss)		Effect on cash flow hedging reserve
		2018	2017	2018	2017
		SR '000	SR '000	SR '000	SR '000

GBP:USD	+5%	10,048	1,444	-	-
	-5%	(10,048)	(1,444)	-	-

EUR:USD	+5%	2,456	(2,930)	-	-
	-5%	(2,456)	2,930	-	-

AUD:USD	+5%	396	(8,858)	-	-
	-5%	(396)	8,858	-	-

The Company’s exposure to foreign exchange risk and its management is described in note 33.

Capital Management

The Company manages its capital to ensure that entities in the Company will be able to continue as a going concern while maximising the return to stakeholders through the optimization of the debt and equity balance. The Group's overall strategy remains unchanged from 2017 to 2018.

The Group's risk management committee reviews the capital structure of the Group on an ongoing basis and decides on a healthy mix of debt and equity structure. The Group defines capital as net equity which includes reserves.

37	COMPARATIVE FIGURES

Certain of the prior period amounts have been reclassified to conform to the presentation in the current period.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
38	SALE OF TITANIUM DIOXIDE BUSINESS

On February 21, 2017, Cristal entered into a conditional transaction agreement to sell to Tronox Limited, a public limited company registered under the laws of the State of Western Australia and listed on the New York stock exchange (“Tronox”), its domestic and international titanium dioxide (TiO2) business (including but not limited to the sale of (a) substantially all international subsidiaries of Cristal, (b) assets (including the Yanbu plant of Cristal) and liabilities relevant to such business; and (c) contracts, intellectual property and goodwill in respect of such business (the "Cristal Assets")) in return for US$ 1.673 billion (SR 6.274 billion) cash and 37,580,000 of newly issued Class A shares in Tronox (which represents approximately 24% of the shareholding in Tronox at closing).

The closing of the transaction is subject to the satisfaction of certain condition precedents including amongst other things, Tronox shareholders’ approval, governmental and regulatory approvals in the relevant jurisdictions and the conclusion of Cristal reorganization.

Tronox confirmed that on October 2, 2017 at a special meeting of the shareholders of Tronox, a resolution was approved to issue 37,580,000 Class A Tronox shares which will form part of the consideration due to Cristal per the above-mentioned agreement.

The only required Regulatory clearance not granted at the date of the statement of financial position and at the date of approval of these financial statements is from the U.S. Federal Trade Commission (‘FTC’).

On December 5, 2017, the FTC issued an administrative complaint challenging the acquisition.

On March 1, 2018, Cristal entered into an amendment to the transaction agreement with Tronox that extends the termination date under the transaction agreement to June 30, 2018, with automatic three-month extensions to March 31, 2019, if necessary, based on the status of outstanding regulatory approvals. This amendment also implemented a termination fee, potentially payable after December 31, 2018 based upon certain conditions, as set forth in the amendment, being met.

On September 5, 2018, the U.S. District Court for the District of Columbia granted the FTC’s motion for Preliminary Injunction which prevents Tronox and Cristal from consummating the proposed transaction until the FTC’s administrative complaint is dismissed by the Commission, set aside by an appeals court on review, or the Commission has issued a final order.

On December 4, 2018, Tronox announced a proposed $700 million divestiture of the two-plant Ashtabula titanium dioxide (“TiO2”) complex to INEOS Enterprises A.G. (“INEOS”) as a proposed remedy transaction aimed at addressing the FTC’s competitive concerns relating to the proposed acquisition. The proposed divesture also includes research and development, sales, intellectual property and operations expertise. Any such divestiture would be subject to customary conditions, including regulatory approvals.

On December 10, 2018, Tronox confirmed receipt of an Initial Decision by the FTC’s chief administrative law judge that the proposed acquisition of the titanium dioxide business of Cristal may substantially lessen competition for the sale of chloride-based TiO2 in North America. They further announced that they, Cristal and INEOS will continue to work with FTC staff to advocate for the proposed remedy transaction of divesting the two-plant Ashtabula TiO2 complex to INEOS. Subsequently, on February 4, 2019, Tronox filed an appeal of the Initial Decision with the FTC Commissioners.

On December 21, 2018, Tronox and Cristal agreed to extend the date after which a termination, pursuant to Section 8.01(e) of the transaction agreement, would trigger the termination fee from January 1, 2019 to February 28, 2019.

On February 12, 2019, Tronox announced that they and the staff of the FTC have filed a joint motion with the FTC Commissioners requesting a delay of the remaining appeals deadlines. Tronox stated that the filing of the joint motion reflected progress in advancing settlement discussions regarding a remedy transaction intended to resolve the FTC's competitive concerns with the proposed acquisition. Tronox confirmed their proposed remedy included a divestiture of all Cristal's North American TiO2 business including its two-plant Ashtabula TiO2 complex to INEOS, for a cash purchase price of $700 million.

At the statement of financial position date, Management is of the view that the high probability test of transaction completion as required by IFRS 5: “Non-current Assets Held-for-Sale and Discontinued Operations” before assets and liabilities are reclassified as “held for sale” had not been met due the status of the required regulatory clearances and consequently no reclassification has occurred.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2018
39	EVENTS AFTER THE REPORTING PERIOD

No events have occurred subsequent to the reporting date and before the issuance of these consolidated financial statements which require adjustment to, or disclosure, in these consolidated financial statements.

40	APPROVAL OF FINANCIAL STATEMENTS

These consolidated financial statements were approved by the Board of the Company on February 28, 2018.